Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

CONIFEX USA INC.,

CONIFEX HOLDCO LLC,

CONIFEX TIMBER INC.,

and

RESOLUTE FP US INC.

December 23, 2019

(i)

ARTICLE 10 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; R&W INSURANCE POLICY		41

10.1	Survival	41
10.2	R&W Insurance Policy	42
10.3	Vendor Indemnification	42
10.4	Purchaser’s Indemnification	43
10.5	Limitations	43
10.6	Indemnification Notice	43
10.7	Indemnification Procedure	44
10.8	Effect of Indemnity Payments	44
10.9	No Double Recovery	44
10.10	No Materiality	45
10.11	Exclusive Remedy; Right to Indemnification	45

ARTICLE 11 POST-CLOSING MATTERS		46

11.1	Post-Closing Access to Records and Records Retention	46
11.2	Consents Not Obtained at Closing	46
11.3	Communications and Remittances	47

ARTICLE 12 MISCELLANEOUS		47

12.1	Costs and Expenses	47
12.2	Entire Agreement; Amendments; Waiver	47
12.3	Counterparts	48
12.4	Assignment, Successors and Assigns	48
12.5	Severability	48
12.6	Headings	48
12.7	Disclosure	49
12.8	Notices	49
12.9	No Third Party Beneficiaries	50
12.10	Governing Law	51
12.11	Jurisdiction and Consent to Service	51
12.12	Equitable Remedies	51
12.13	Waiver of a Jury Trial	51
12.14	No Presumption Against Drafter	52

Schedules

Schedule “A” – Representations and Warranties of the Vendors	A-1
Schedule “B” – Representations and Warranties of the Purchaser	B-1
Schedule “C” – Illustration of Net Working Capital	C-1
Schedule “D” – Allocation Schedule	D-1
Schedule “E” – Disclosure Schedule	E-1
Schedule “F” – Form of Estoppel Certificate	F-1
Schedule “G” – Form of Transition Services Agreement	G-1

(ii)

SECURITIES PURCHASE AGREEMENT

THIS AGREEMENT is made as of December 23, 2019

BETWEEN:

CONIFEX USA INC., a corporation incorporated under the laws of the State of Nevada,

CONIFEX HOLDCO LLC, a limited liability company organized under the laws of the State of Delaware,

CONIFEX TIMBER INC., a corporation incorporated under the federal laws of Canada

AND:

RESOLUTE FP US INC., a corporation incorporated under the laws of the State of Delaware

WHEREAS:

A.	The Vendors are the registered and beneficial owners of all of the Purchased Securities; and

B.	The Vendors desires to sell, and the Purchaser desires to purchase, all of the Purchased Securities from the Vendors upon and subject to the terms and conditions set out in this Agreement.

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the parties, intending to be legally bound, agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

Whenever used herein, including the recitals and the schedules hereto, the following terms shall have the meanings set forth below unless otherwise expressly provided or unless the context clearly requires otherwise:

(a)	“Accountants” means KPMG.

(b)	“Accounts Payable” means, without duplication, all trade accounts payable and other accounts payable of any member of the Conifex Group.

(c)	“Accounts Receivable” means, without duplication, all trade accounts receivable and other accounts receivable of any member of the Conifex Group.

(d)	“ADEQ” has the meaning ascribed thereto in Section 4.9.

(e)	“Adverse Claim” has the meaning ascribed thereto in Section 8.2(l).

(f)

“Affiliate” means a Person which, directly or indirectly, is controlled by, controls or is under common control with, another Person. As used in this Agreement, “control” shall mean (a) the ownership of more than 50% of the voting securities or other voting interest of any Person or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, with respect to Purchaser, the term “Affiliate” means Resolute Forest Products Inc. and Resolute Forest Products Inc.’s direct and indirect subsidiaries.

(g)	“Affiliated Group” means any group of corporations that has elected or is otherwise required to file as a consolidated, combined, or unitary tax group.

(h)	“Allocable Amount” has the meaning ascribed thereto in Schedule “D.”

(i)	“Allocation Principles” has the meaning ascribed thereto in Schedule “D.”

(j)	“Allocation Schedule” has the meaning ascribed thereto in Section 2.4.

(k)

“Alternative Transaction” means any of the following, in one single or a series of transactions: (a) the sale of all or a material portion of the assets of one or more members of the Conifex Group; (b) the sale or transfer of a majority of the outstanding equity interests of any Vendor or one or more members of the Conifex Group; or (c) any merger, consolidation, share exchange, reorganization, combination, recapitalization, or similar transaction involving any Vendor or one or more members of the Conifex Group and a third party.

(l)	“Beneficial Owner” has the meaning (or the correlative meaning, as applicable) set forth in Rule 13d-3 of the Securities Exchange Act of 1934, as amended.

(m)	“Business” means, collectively, the Cross City Business, the El Dorado Business and the Glenwood Business.

(n)

“Business Assets” means all of the assets, rights and properties (of whatever kind or nature, real or personal, tangible or intangible, and wherever located), owned by, used in, or produced by any member of the Conifex Group or the Business.

(o)	“Business Day” means any day other than a Saturday, a Sunday or statutory holiday in Vancouver, British Columbia or New York, New York.

(p)	“BW SLC” means BW SLC Real Estate Holdings LLC.

(q)	“Caddo River” means Caddo River Contracting, LLC.

(r)	“Cash” means unrestricted cash (including, for the purposes hereof, cash that will become unrestricted upon payment of Indebtedness at Closing) and cash equivalents of the Conifex Group.

(s)

“Casualty” means any event or circumstance that occurs prior to the Closing Date causing physical damage to or destruction of all or any part of the Business Assets or rendering all or any part of the Business Assets unusable for the purposes to which it was applied to the Business as of the date hereof, in each case as a result of fire, explosion, blowout, storm, tornado, hurricane, earthquake, earth movement, flood, water damage, or any similar event.

(t)	“Casualty Event” has the meaning ascribed thereto in Section 4.5.

(u)	“CBCA” means the Canada Business Corporations Act.

(v)

“Claims” means any actual, pending or reasonably credible threatened civil, criminal, administrative, regulatory or arbitral inquiry, action, suit, Governmental Authority investigation or proceeding and any claim or demand resulting therefrom or any other claim or demand of whatever nature or kind.

(w)	“Closing” means the consummation of the transactions contemplated by Article 2 of this Agreement.

(x)	“Closing Date” has the meaning ascribed thereto in Section 3.1.

(y)

“Closing Discharged Indebtedness” means, collectively, all Indebtedness (including any prepayment penalties, breakage costs, associated costs, fees and expenses) of the Conifex Group under the Credit Agreement.

(z)	“Closing Indebtedness Amount” means the aggregate amount required to repay and discharge the Closing Discharged Indebtedness as set forth in the Closing Indebtedness Release.

(aa)	“Closing Indebtedness Release” means the release and discharge for all Closing Discharged Indebtedness executed by the lenders, holders and/or agents therefor.

(bb)

“Closing Payments Memorandum” means the executed written instructions of the Vendors setting forth the instructions for payment of the Purchase Price set forth in Section 2.3(a) hereof, which instructions shall provide for: (i) first, the Vendors’ good faith estimate of the calculation of Estimated Closing Net Working Capital; (ii) second, the payment of the Closing Indebtedness Amount outstanding as of the Closing Date along with wire transfer instructions; (iii) third, the amount of any Indebtedness (other than amounts included in Closing Indebtedness Amount) outstanding as of the Closing Date along with wire transfer instructions; (iv) fourth, the amount of the Estimated Closing Real Estate Taxes to be deducted in accordance with Section 5.1(b); and (iv) finally, the calculation of the remainder of the Purchase Price to be paid to the Vendors together with wire transfer instructions for the payment thereof. The Estimated Closing Net Working Capital, Closing Indebtedness Amount, other Indebtedness, Estimated Closing Real Estate Taxes, and Purchase Price shall be consistent in all respects with the terms of this Agreement, including all of the applicable definitions.

(cc)	“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(dd)	“Confidentiality Agreement” means the Confidentiality Agreement between Conifex and Resolute Forest Products Inc. dated October 19, 2019.

(ee)	“Conifex” means Conifex Timber Inc., a corporation incorporated under the federal laws of Canada.

(ff)	“Conifex Cross City” means Conifex Cross City LLC.

(gg)	“Conifex Glenwood” means Conifex Glenwood LLC.

(hh)	“Conifex Group” means, collectively, El Dorado and the Conifex Holdco Subsidiaries.

(ii)

“Conifex Group Business Employees” means all employees of the Conifex Group, including officers (including those subject to leave of absence, short-term or long-term disability or other inactive status).

(jj)	“Conifex Group Employee Plans” has the meaning ascribed thereto in Schedule “A” of this Agreement.

(kk)	“Conifex Group Environmental Permits” has the meaning ascribed thereto in Schedule “A” of this Agreement.

(ll)	“Conifex Group Environmental Reports” has the meaning ascribed thereto in Schedule “A” of this Agreement.

(mm)	“Conifex Group Leased Real Property” has the meaning ascribed thereto in Schedule “A” of this Agreement.

(nn)

“Conifex Group Logs and Lumber Inventory” means the inventories of the Conifex Group of logs and other raw materials, works-in-process, consigned goods, mill stores, packaging, supplies, finished goods, and lumber products and by-products whether located on the Conifex Group Real Property or stored on locations other than the Conifex Group Real Property or in transit.

(oo)	“Conifex Group Material Contract” has the meaning ascribed thereto in Schedule “A” of this Agreement.

(pp)

“Conifex Group Mills” means, collectively, (i) the lumber manufacturing facility and certain related assets owned and operated by Conifex Cross City, Navcor, Suwanee Timber, and BW SLC located at Cross City, Dixie County, Florida; (ii) the lumber manufacturing facility and certain related assets owned and operated by Conifex Glenwood and Caddo River and located at Glenwood, Pike County,

Arkansas; and (iii) the lumber manufacturing facility and certain related assets owned by El Dorado (and operated by El Dorado prior to its curtailment) and located near El Dorado, Union County, Arkansas.

(qq)	“Conifex Group Owned Intellectual Property” means all Intellectual Property that is owned by any member of the Conifex Group.

(rr)	“Conifex Group Owned Real Property” has the meaning ascribed thereto in Schedule “A” of this Agreement.

(ss)	“Conifex Group Permit” has the meaning ascribed thereto in Schedule “A” of this Agreement.

(tt)	“Conifex Group Real Property” has the meaning ascribed thereto in Schedule “A” of this Agreement.

(uu)	“Conifex Group Real Property Documents” has the meaning ascribed thereto in Schedule “A” of this Agreement.

(vv)	“Conifex Group Real Property Rights” has the meaning ascribed thereto in Schedule “A” of this Agreement.

(ww)	“Conifex Group Tangible Personal Property” has the meaning ascribed thereto in Schedule “A” of this Agreement.

(xx)	“Conifex Group Tangible Personal Property Documents” has the meaning ascribed thereto in Schedule “A” of this Agreement.

(yy)

“Conifex Guarantees” means the guarantees listed on Section 1.1(yy) of the Disclosure Schedule and made by Conifex in connection with, and to secure, (i) the Continuing Leases and (ii) ongoing utility services.

(zz)	“Conifex Holdco” means Conifex Holdco LLC.

(aaa)	“Conifex Holdco Subsidiary Membership Interests” means the limited liability company membership interests or other equity securities of each of the Conifex Holdco Subsidiaries.

(bbb)	“Conifex Holdco Subsidiaries” means BW SLC, Conifex Cross City, Conifex Glenwood, Caddo River, Suwannee Timber and Navcor, collectively, and each of them a “Conifex Holdco Subsidiary.”

(ccc)	“Conifex USA” means Conifex USA Inc., a corporation incorporated under the laws of the State of Nevada.

(ddd)	“Continuing Leases” means those leases of certain of the Conifex Group entities listed in Section 1.1(ddd) of the Disclosure Schedule.

(eee)	“Continuing Employees” has the meaning ascribed thereto in Section 5.2(c).

(fff)

“Contract” means any agreement, commitment, engagement, contract, franchise, license, lease, obligation, undertaking or joint venture (written or oral) to which a Person is a party or by which it or any of its subsidiaries is bound or to which any of their respective properties or assets is subject.

(ggg)	“Credit Agreement” means the credit agreement dated July 9, 2018 among, inter alia, Conifex, the lenders party thereto and PNC Bank Canada Branch as agent for the Lenders, as amended.

(hhh)

“Cross City Business” means the business of the buying and selling of logs, producing and selling lumber, wood processing, producing and selling residuals such as chips, bark, shavings and sawdust and other related activities carried on by Conifex Cross City, BW SLC, Navcor and Suwannee Timber.

(iii)	“Disclosure Schedule” means the disclosure schedules attached as Schedule “E” to this Agreement.

(jjj)	“DOJ” means the United States Department of Justice.

(kkk)	“Effective Time” means 12:01 a.m. Eastern time on the Closing Date.

(lll)	“El Dorado” means Conifex El Dorado Inc.

(mmm)

“El Dorado Business” means the business of the buying and selling of logs, producing and selling lumber, wood processing, producing and selling residuals such as chips, bark, shavings and sawdust and other related activities carried on (or previously carried on) by El Dorado. For all purposes under this Agreement, except where otherwise noted, references to the “El Dorado Business” shall include such business as was conducted immediately prior to the curtailment of the Conifex Group Mill owned and operated by El Dorado.

(nnn)	“El Dorado Shares” means all of the issued and outstanding shares of capital stock of El Dorado.

(ooo)

“Encumbrance” means (i) any mortgage, deed of trust, pledge, assignment, security interest, assignment, encumbrance, lien (statutory or otherwise), assessment, levy, right of first refusal, royalty charge, hypothecation, prior claim or claim of any kind or nature whatsoever howsoever arising (whether consensual, statutory or arising by operation of law or otherwise), in each case whether absolute or contingent, including, without limitation, any of the foregoing created by, arising under, or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of a financing statement naming the owner of the property as to which such lien relates as the debtor under the Uniform Commercial Code or any comparable applicable Law; and (ii) any lease or sublease, license or sublicense, claim, covenant, right of way, easement, encroachment or encumbrance or other right or claim or other third party interest or restriction of any kind, in each case, whether absolute or contingent.

(ppp)

“Environmental Laws” means any Laws relating to pollution or protection of human health or the environment, prevention or control of spills or pollution, preservation or reclamation of natural resources, natural resources damages, Hazardous Substances release or exposure, or the protection of human health and safety, or other environmental matters, including: (i) the Comprehensive Environmental Response Compensation and Liability Act of 1980; (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976; (iii) the Emergency Planning and Community Right to Know Act; (iv) the Clean Air Act; (v) the Clean Water Act; (vi) the Federal Water Pollution Control Act; (vii) the Toxic Substances Control Act; (viii) the Hazardous Materials Transportation Act; (ix) the Occupational Safety and Health Act; and (x) and all Laws of a similar nature, each as amended.

(qqq)

“ERISA Affiliate” means any entity required to be aggregated with any member of the Conifex Group under Sections 414(b), (c), (m), (n) or (o) of the Code. Any ERISA Affiliate of any member of the Conifex Group shall continue to be considered an ERISA Affiliate within the meaning of this definition to the extent that any member of the Conifex Group could reasonably expect to have any liability thereto under the Code or the Employee Retirement Income Security Act of 1974.

(rrr)	“Estimated Closing Net Working Capital” means the Net Working Capital as at the Closing Date as estimated in good faith by the Vendors in accordance with the terms of this Agreement.

(sss)	“Estimated Closing Real Estate Taxes” has the meaning ascribed thereto in Section 5.1(b).

(ttt)	“Estoppel Certificate” has the meaning ascribed thereto in Section 3.3(m).

(uuu)	“Final Closing Net Working Capital” has the meaning ascribed thereto in Section 2.6(e).

(vvv)	“Final Net Working Capital Adjustment Payment” has the meaning ascribed thereto in Section 2.6(f);

(www)

“Financial Statements” means (i) the unaudited combined financial statements of the Conifex Holdco Subsidiaries as at and for the fiscal year ended December 31, 2017, consisting of a balance sheet and income statement, prepared in accordance with GAAP, (ii) the unaudited financial statements of El Dorado as at and for the fiscal year ended December 31, 2017, consisting of a balance sheet, prepared in accordance with IFRS, (iii) the unaudited combined financial statements of the Conifex Holdco Subsidiaries as at and for the period ended July 9, 2018, consisting of an income statement, prepared in accordance with GAAP, (iv) the unaudited combined financial statements of the Conifex Group as at and for the fiscal year ended December 31, 2018, consisting of a balance sheet and income statement, prepared in accordance with IFRS, and (v) the unaudited combined financial statements of the Conifex Group as at and for the nine months ended September 30, 2019, consisting of a balance sheet and income statement, prepared in accordance with IFRS.

(xxx)	“FLSA” has the meaning ascribed thereto in Section 6.14(a)(i).

(yyy)	“Foreign Plan” means a Conifex Group Employee Plan maintained by or in respect of the Business outside the United States or subject to Laws other than those of the United States.

(zzz)

“Fraud” means fraud as defined under the Laws of the State of New York (which, for greater certainty, for the purposes hereof, shall be restricted to actual fraud, and does not include constructive or imputed fraud or other claims based on constructive knowledge, negligent misrepresentation, negligent omission, or recklessness).

(aaaa)	“FTC” means the United States Federal Trade Commission.

(bbbb)	“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, applied on a consistent basis.

(cccc)

“Glenwood Business” means the business of the buying and selling of logs, producing and selling lumber, wood processing, producing and selling residuals such as chips, bark, shavings and sawdust and other related activities carried on by Conifex Glenwood.

(dddd)

“Governmental Authority” means: (i) any international, multinational, national, federal, provincial, state, territorial, regional, municipal, county, tribal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, ministry, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the above; (iii) any quasi- governmental or private body exercising any regulatory, condemnation, expropriation or taxing authority under or for the account of any of the foregoing; or (iv) any self-regulatory organization.

(eeee)	“Guaranteed Obligations” has the meaning set forth in Section 5.5.

(ffff)

“Hazardous Substances” means any pollutants, contaminants, or toxic or hazardous wastes or substances (including without limitation asbestos, asbestos-containing materials, petroleum, petroleum by-products, polychlorinated biphenyls, per- and polyfluoroalkyl substances, toxic mold and any other substance which is listed, regulated or defined as a hazardous substance, hazardous material, toxic substance, hazardous waste, hazardous chemical, carcinogen, mutagen, reproductive toxicant, explosive substance, corrosive substance, flammable or ignitable substance, or pollutant or contaminant under any Environmental Law).

(gggg)	“IFRS” means International Financial Reporting Standards, as in effect from time to time, applied on a consistent basis.

(hhhh)

“Indebtedness” of any Person, means, without duplication: (a) the principal of and interest upon, penalties, premium, prepayment fees, breakage costs, and other amounts accrued and unpaid in respect of, (i) indebtedness of such Person for money borrowed or advanced, or (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) any obligations of such Person under conditional sale, title retention, deferred revenue, deferred purchase price of property, or similar agreements, except for the unpaid purchase price of any inventory, raw materials or services purchased by members of the Conifex Group in the Ordinary Course to the extent such unpaid purchase price is included as a Current Liability in the calculation of Net Working Capital; (c) any net obligations of such Person in respect of interest rate, currency or commodity swaps, collars, caps, hedges, futures Contract, forward Contract, option or other derivative Contracts; (d) any accrued interest, premiums, penalties, breakages, “make whole amounts” and other obligations of such Person relating to the foregoing that would be payable in connection with the repayment of the foregoing, (e) any reimbursement obligation of such Person with respect to letters of credit (excluding letters of credit to the extent undrawn), bankers’ acceptances or similar facilities issued for the account of such Person; (f) any Transaction Expenses; (g) any change-of-control or similar payment to any director, officer or employee of any member of the Conifex Group which is triggered, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement; and (h) all obligations of the type referred to in clauses (a)-(g) of any other Person for the payment of which such former Person is or may become responsible or liable pursuant to a guarantee, indemnity, surety or any other comparable arrangement. For the avoidance of doubt, Indebtedness of the Conifex Group does not include any acquisition or other indebtedness placed on the Conifex Group by the Purchaser on the Closing Date.

(iiii)	“Indemnified Party” has the meaning ascribed thereto in Section 10.6.

(jjjj)	“Indemnifying Party” has the meaning ascribed thereto in Section 10.6.

(kkkk)	“Insurance Policies” has the meaning ascribed thereto in Schedule “A” to this Agreement.

(llll)	“Insurance Proceeds” means any insurance proceeds or any other amount(s) received by or payable to any Vendor or any member of the Conifex Group pursuant to or under the Insurance Policies.

(mmmm)

“Intellectual Property” means intellectual property of any nature and kind including, without limitation, all domestic and foreign (a) trade names, trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications and the goodwill of any business symbolized thereby; (b) copyrights, copyrightable works, copyright registrations, copyright applications; (c) patent rights (including issued patents, applications, divisions, continuations and continuations-in-part, reissues, patents of addition, utility models and inventors’ certificates), licenses and sublicenses with respect to any of the foregoing; and (d) trade secrets, know-how, technical information, computer software and related documentation, proprietary manufacturing information and inventions, drawings and designs.

(nnnn)	“Intercompany Transaction Termination Agreement” has the meaning ascribed thereto in Section 4.7.

(oooo)	“Intercompany Transactions” has the meaning ascribed thereto in Section 4.7.

(pppp)	“IRS” means the United States Internal Revenue Service.

(qqqq)

“Law” means any law (including common law), statute, regulation, ordinance, rule, Order, injunction, judgment, guideline, directive, standard, policy, award, decree or governmental requirement enacted, promulgated or imposed or entered into with or by any Governmental Authority.

(rrrr)	“Lenders” means PNC Bank Canada Branch, and such other lenders party to the Credit Agreement.

(ssss)

“Loss” or “Losses” means any loss, damage, debt, liability, obligation, interest, penalty, fine, and cost and expenses (including reasonable attorneys’ fees) suffered or incurred directly or indirectly by a party.

(tttt)	“Major Customer” has the meaning ascribed thereto in Section 6.24(a).

(uuuu)	“Major Supplier” has the meaning ascribed thereto in Section 6.24(b).

(vvvv)

“Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect that is or would reasonably be expected to be materially adverse to (i) the Business or to the assets, liabilities, financial condition or results of operations of the Conifex Group, taken as a whole or (ii) on the ability of Vendors to consummate the transactions contemplated by this Agreement, provided that, without limitation to the foregoing, the parties have agreed that (a) with respect to the Business and/or the Conifex Group as a whole, any change, event, violation, inaccuracy, circumstance or effect that is or could reasonably be expected to result, directly or indirectly, in damage, destruction, appropriation, expropriation, seizure or other unavailability or Loss of the Business Assets (including any Loss related to interruption of the Business or any portion thereof) with an aggregate value in excess of $10,000,000 shall be deemed to be a Material Adverse Effect; and (b) in determining whether a Material Adverse Effect has occurred, any impact or effect to the extent attributable to the following shall not be considered (except to the extent that, in the cases of (i), (ii), (iii), (iv) or (v) below, such Person is materially disproportionately affected thereby in comparison to other persons who operate in the same industry in the United States): (i) changes in economic conditions in the United States or Canada or changes in economic conditions affecting the lumber industry as a whole; (ii) general national or international political or social conditions, including the engagement by the United States or Canada in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon Canada or the United States, or any of their territories, possessions, or diplomatic or consular offices, upon any military installation, equipment or personnel of Canada or the United States occurring after the date of this Agreement; (iii) events, circumstances, changes or effects relating to the financial, banking or securities markets generally; (iv) changes IFRS required to be adopted by such Person, as applicable; (v) changes in Laws, rules, regulations, Orders or other binding directives issued by any Governmental Authority; (vi) any actions required to be taken or prohibited pursuant to this Agreement (excluding any requirements or conditions imposed by a Governmental Authority that is required by applicable Law to approve the transactions contemplated by this Agreement); and (vii) any effects resulting from a public announcement of this Agreement.

(wwww)	“Navcor” means Navcor USA LLC.

(xxxx)

“Net Current Assets” means the combined consolidated current assets of the Conifex Group as determined pursuant to IFRS, applied consistently in accordance with past practice of the Conifex Group as reflected in the Financial Statements (to the extent applicable to such Financial Statements), and in accordance with Schedule “C” hereto, including Cash (other than any Cash from Insurance Proceeds that Purchaser has elected to receive pursuant to Section 4.5(i) hereof), Accounts Receivable, inventories (including spares), deposits, prepaid items, prepaid expenses, deferred charges, Insurance Proceeds payable to, but not yet received by, the Conifex Group (but solely to the extent attributable to Accounts Receivable or business interruption occurring during the period from the date of this Agreement to the Closing and no other Insurance Proceeds), but excluding, for greater certainty, any income tax refunds.

(yyyy)

“Net Current Liabilities” means the combined consolidated current liabilities of the Conifex Group as determined pursuant to IFRS, applied consistently in accordance with past practice of the Conifex Group as reflected in the Financial Statements (to the extent applicable to such Financial Statements), and in accordance with Schedule “C” hereto, including without limitation Accounts Payable and accrued liabilities (including accrued employee benefit costs, deferred compensation, holiday pay, accrued bonuses and paid time off, accrued Taxes (including employer Taxes)) but excluding (i) the current portion of the Continuing Leases, other than any liabilities relating to any rental period (or portion thereof) ending on or prior to the Closing Date (it being understood that such liabilities shall be deemed to be Net Current Liabilities), and (ii) any Indebtedness (including, without limitation, the Closing Discharged Indebtedness) to the extent paid in full at Closing.

(zzzz)

“Net Working Capital” means the Net Current Assets less the Net Current Liabilities as of the Effective Time; provided that “Net Working Capital” shall be calculated in the manner and commensurate with the illustration of Net Working Capital that is set forth on Schedule “C” to this Agreement and in accordance with this Agreement.

(aaaaa)	“Notice of Claim” has the meaning ascribed thereto in Section 10.6.

(bbbbb)

“Order” means any decree (consensual or otherwise), injunction, order, notice, ruling, writ, quasi-judicial decision or award or administrative decision or award of any federal, state, local, foreign or other court, arbitrator, tribunal, administrative agency or Governmental Authority to which any Person is a party or that is or may be legally binding and enforceable on any Person or its securities, assets or business.

(ccccc)	“Ordinary Course” means the usual and ordinary course of business of any member of the Conifex Group, as applicable, consistent with past practices.

(ddddd)	“Outside Date” means May 29, 2020, or such later dates as the parties may agree to in writing.

(eeeee)	“Permitted Encumbrances” means:

(i)	with respect to the Conifex Group Real Property, the Conifex Group Tangible Personal Property, the Conifex Group Owned Intellectual Property and all other assets of the Conifex Group, the following:

(A)

inchoate mechanic’s, construction and materialmen’s liens for construction in progress and workmen’s, repairmen’s, warehousemen’s and carrier’s Encumbrances and similar liens for labor, materials or supplies, all arising in the Ordinary Course and in each case which are not delinquent;

(B)	Encumbrances pursuant to the Continuing Leases;

(C)

Encumbrances for (i) Taxes that are not yet due and payable as of the Closing Date or (ii) Taxes being contested in good faith for which appropriate reserves have been established and taken into account in the calculation of Net Working Capital;

(D)

Encumbrances to secure Indebtedness pursuant to the Closing Discharged Indebtedness to be released and discharged upon payment of the Closing Indebtedness Amount pursuant to the Closing Indebtedness Release;

(E)

pledges or deposits to secure obligations under Laws relating to workers’ compensation or to secure public statutory obligations, each as disclosed in the Disclosure Schedule and, to the extent arising prior to September 30, 2019, in the Financial Statements; and

(F)

deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature incurred in the Ordinary Course, each as disclosed in the Disclosure Schedule and, to the extent arising prior to September 30, 2019, in the Financial Statements and none of which, individually or in the aggregate, are material to the asset to which they relate to or to the members of the Conifex Group, individually or taken as a whole; and

(ii)

with respect to the Conifex Group Real Property, the following, provided that the Encumbrance is not material in nature or amount and does not, individually or in the aggregate, materially detract from the value or use of any Conifex Group Real Property as presently used, or materially impair the operation of the Business, in the Ordinary Course:

(A)

all building codes and zoning ordinances and other land use Laws regulating the use or occupancy of the Conifex Group Real Property or the activities conducted thereon heretofore, now or hereafter enacted, made or issued by any Governmental Authority having jurisdiction over such Conifex Group Real Property;

(B)	all easements, rights-of-way, covenants, conditions, restrictions, reservations, licenses, agreements, and other similar matters of record in the appropriate governmental offices;

(C)

all electric, telephone, gas, sanitary sewer, storm sewer, water and other utility lines, pipelines, service lines and facilities of any nature now located on, over or under the Conifex Group Real Property, and all licenses, easements, rights-of-way and other similar agreements relating thereto of record in the appropriate governmental offices;

(D)	all existing public and private roads and streets (whether dedicated or undedicated), and all railroad lines and rights- of-way affecting the Conifex Group Real Property; and

(E)

any minor imperfections of title or other Encumbrances, charges or liens which individually or in the aggregate with other such Encumbrances, charges or liens does not impair the value of the property subject to such Encumbrance, charge or lien or the use of such property in the conduct of the Business as Presently Conducted.

(fffff)	“Person” means any natural person, corporation, limited liability company, partnership, limited partnership, joint venture, trust, association or other unincorporated entity of any kind.

(ggggg)

“Personal Information” means the type of information regulated by Privacy Laws and collected, used, disclosed or retained by any member of the Conifex Group, as applicable, including, without limitation, personal information regarding any member of the Conifex Group’s customers, suppliers, employees or agents, such as an individual’s name, address, age, gender, Social Security or other identification number, income, family status, citizenship, employment, assets, liabilities, source of funds, payment records, credit information, personal references and health records to the extent regulated by Privacy Laws as applicable to such member of the Conifex Group.

(hhhhh)

“Presently Conducted” means, with respect to the Business, the conduct of the Business by the Vendors immediately prior to the date hereof and/or the Closing Date, as applicable, except with respect to the El Dorado Business, in which case “Presently Conducted” means the conduct of the El Dorado Business by El Dorado immediately prior to the curtailment of the Conifex Group Mill owned and operated by El Dorado, except where otherwise noted.

(iiiii)	“Privacy Laws” means all applicable federal, state, municipal or other Laws governing the collection, use, disclosure and retention of Personal Information.

(jjjjj)

“Privacy Policies” means all privacy, data protection and similar policies adopted or used by any member of the Conifex Group in respect of Personal Information, including any complaints process applicable to collection, use, disclosure and retention of Personal Information.

(kkkkk)

“Proceeding” means any actual or reasonably credible threatened civil, criminal, administrative, regulatory or arbitral inquiry, action, suit or proceeding, or Governmental Authority investigation, audit, review, or inspection.

(lllll)	“Proposed Final Net Working Capital Statement” has the meaning ascribed thereto in Section 2.6(b).

(mmmmm)	“Purchase Price” has the meaning ascribed thereto to in Section 2.2.

(nnnnn)	“Purchased Securities” means, collectively, the Conifex Holdco Subsidiary Membership Interests and the El Dorado Shares.

(ooooo)	“Purchaser” means Resolute FP US Inc., a corporation incorporated under the laws of the State of Delaware.

(ppppp)	“Purchaser Plans” has the meaning ascribed thereto in Section 5.2(d).

(qqqqq)	“Purchaser’s Counsel” means Akerman LLP.

(rrrrr)	“Purchaser Indemnitees” has the meaning ascribed thereto in Section 10.3.

(sssss)	“Purchaser’s Fundamental Representations and Warranties” means, collectively, the representations and warranties set out in Sections 7.1, 7.2 and 7.4 of Schedule “B” to this Agreement.

(ttttt)

“R&W Insurance Policy” means a buyer-side representations and warranties insurance policy with respect to the representations and warranties of the Vendors under Schedule “A” to this Agreement acquired by Purchaser in connection with the transactions contemplated under this Agreement.

(uuuuu)

“Release” means any releasing, spilling, seeping, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, depositing, disposing or dumping of a Hazardous Substance into the environment.

(vvvvv)	“Remediation Policy” means the pollution legal liability select insurance policy of BW SLC dated June 28, 2013 (policy # PLS 11042749).

(wwwww)	“Replacement Cost” has the meaning ascribed thereto in Section 4.5.

(xxxxx)	“Restrictive Covenants” has the meaning ascribed thereto in Section 5.3(c).

(yyyyy)	“Section 338(h)(10) Election” has the meaning ascribed thereto in Section 5.1(d).

(zzzzz)	“Section 338 Forms” has the meaning ascribed thereto in Section 5.1(d).

(aaaaaa)

“Representative” means, with respect to any Person, any directors, officers, managers, employees, consultants, advisors (including accountants, financial advisors, and other experts or advisors), legal counsel, accountants and other agents or representatives of such Person.

(bbbbbb)	“Schedule Supplement” has the meaning ascribed thereto in Section 4.8.

(cccccc)

“Securities Laws” means: (i) the securities legislation in each of the Provinces of Canada and the rules and regulations promulgated thereunder, and the orders and published policy statements of the securities commissions and other securities regulatory authorities in such jurisdictions, and the rules, regulations and policies of the TSX; and (ii) the U.S. Securities Act of 1933, as amended, the U.S. Securities Exchange Act of 1934, as amended, the securities or “blue sky” Laws of the states of the United States, and the rules, regulations and published policies made thereunder, and the rules, regulations and policies of any self-regulatory organization, if applicable.

(dddddd)	“Suwannee Timber” means Suwannee Timber Management LLC.

(eeeeee)

“Tax” or “Taxes” means all federal, state, provincial, territorial, county, municipal, local or foreign taxes, duties, imposts, levies, assessments, tariffs and other similar charges in the nature of a tax imposed, assessed or collected by a Governmental Authority or Tax Authority in any case whether disputed or not including (i) any gross income, net income, non-income, net or gross receipts, business, royalty, capital, capital gains, goods and services, value added, severance, stamp, franchise, occupation, premium, capital stock, sales and use, user, real property, land transfer, personal property, ad valorem, transfer, license, profits, windfall profits, environmental, payroll, employment, unemployment, employer health, pension plan, anti-dumping, countervail, excise, severance, stamp, occupation, customs, duties, annual minimum tax, leasing, lease, natural resources, interest equalization, registration, recording, turnover, unclaimed or abandoned property, escheat, alternative or add-on, social security, or disability (ii) all withholdings on amounts paid to or by the relevant Person, (iii) any fine, penalty, interest, or addition to tax, (iv) any tax imposed, assessed, or collected or payable pursuant to any tax sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee, and (v) any liability for any of the foregoing as a transferee, successor, guarantor, or by contract or by operation of law.

(ffffff)

“Tax Returns” means all returns, reports, declarations, statements, bills, schedules, forms or written information of, or in respect of, Taxes that are, or are required to be, filed with or supplied to any Taxation Authority or Governmental Authority, including any amendments thereto.

(gggggg)	“Taxation Authority” means any domestic or foreign government, agency or authority that is entitled to impose Taxes or to administer any applicable Tax legislation.

(hhhhhh)

“Tenant Leases” means those leases, subleases, licenses or concessionaire agreements or other occupancy agreements affecting the Conifex Group Owned Real Property required to be listed in Section 6.8(g) of the Disclosure Schedule.

(iiiiii)

“Third Party Intellectual Property” means Intellectual Property owned by a third party, which any member of the Conifex Group is authorized to use pursuant to any license or sublicense, or other agreement.

(jjjjjj)	“Title Company” has the meaning ascribed thereto in Section 3.3(i).

(kkkkkk)

“Transaction Documents” means this Agreement and all Schedules (including the Disclosure Schedule) and Appendices hereto, together with the other agreements, instruments and certificates referred to in Sections 3.3 and 3.4 or delivered in connection herewith.

(llllll)

“Transaction Expenses” means all costs and expenses incurred by or on behalf of any Vendor or any member of the Conifex Group in connection with the preparation, execution and performance of this Agreement and any related agreements in connection with the transactions contemplated by this Agreement, including, without limitation, all fees and out of pocket expenses due all attorneys, accountants, financial advisors and Representatives of any Vendor or any member of the Conifex Group.

(mmmmmm)	“Transition Services Agreement” has the meaning ascribed thereto in Section 3.3(n).

(nnnnnn)	“TSX” means the Toronto Stock Exchange.

(oooooo)

“VEBA” means a voluntary employees’ beneficiary association under Code §501(c)(9), whose members include employees of any member of the Conifex Group or any ERISA Affiliate of a member of the Conifex Group.

(pppppp)	“Vehicles” means all motor vehicles, trucks and other rolling stock and all warranties related thereto.

(qqqqqq)	“Vendors” means Conifex USA and Conifex Holdco, collectively, and each of them, a “Vendor.”

(rrrrrr)	“Vendors’ Counsel” means Sangra Moller LLP.

(ssssss)	“Vendors’ Fundamental Representations and Warranties” means, collectively, the representations and warranties set out in Sections 6.1, 6.2, 6.3, 6.5 and 6.9(a) of Schedule “A” to this Agreement.

1.2	Interpretation

Unless the context of this Agreement otherwise requires, (a) words of any gender shall be deemed to include each other gender, (b) words using the singular or plural number shall also include the plural or singular number, respectively, (c) references to “hereof,” “herein,” “hereby” and similar terms shall refer to this entire Agreement, (d) all references in this Agreement to Articles, Sections and Schedules shall mean and refer to Articles, Sections and Schedules of this Agreement, (e) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person), (f) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”.

1.3	Knowledge

As used herein with respect to either Vendor, Conifex, or any member of the Conifex Group, the term “knowledge” (whether or not capitalized) shall mean the actual knowledge of any of Kenneth A. Shields, Yuri Lewis, Adam Infanti, in each case after making a reasonable inquiry, including a reasonable inquiry of Jason Goodale and Adam Lites. As used herein with respect to the Purchaser, the term “knowledge” (whether or not capitalized) shall mean the actual knowledge of any of Remi Lalonde, Jacques Vachon, Martin Savoie, and Luc Theriault, in each case after making a reasonable inquiry.

1.4	Currency

References herein to “$” or “dollars” means the lawful currency of the United States.

1.5	Schedules

The following schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule “A” – Representations and Warranties of the Vendor

Schedule “B” – Representations and Warranties of the Purchaser

Schedule “C” – Illustration of Net Working Capital

Schedule “D” – Allocation Schedule

Schedule “E” – Disclosure Schedule

Schedule “F” – Form of Estoppel Certificate

Schedule “G” – Form of Transition Services Agreement

ARTICLE 2

PURCHASE AND SALE OF SHARES

2.1	Purchase and Sale

Upon the terms and subject to the conditions of this Agreement, on the Closing Date, and with effect as at the Effective Time, the Vendors shall sell to the Purchaser and the Purchaser shall purchase from the Vendors the Purchased Securities, free and clear of all Encumbrances.

2.2	Purchase Price

The aggregate purchase price payable by the Purchaser to the Vendors for the Purchased Securities shall be:

(a)	$163,000,000; plus

(b)	an amount equal to the Net Working Capital;

(collectively, the “Purchase Price”).

2.3	Payment of the Purchase Price

The Purchase Price shall be satisfied by the Purchaser paying by wire transfer to the wire instructions delivered pursuant to Section 2.5 below, in immediately available funds on the Closing Date, in cash, the sum of (i) $163,000,000 and (ii) the amount of the Estimated Closing Net Working Capital. Conifex Holdco hereby directs payment of the Purchase Price allocable to the Conifex Holdco Subsidiary Membership Interests to Conifex USA at Closing on its behalf, subject to the allocation contemplated by Section 2.4.

2.4	Purchase Price Allocation

The parties hereto agree that within sixty (60) days after the determination of the Final Closing Net Working Capital, Purchaser shall provide the Vendors with an allocation schedule allocating the Purchase Price (plus other relevant items) first among the Purchased Securities, and then among the assets of the Conifex Holdco Subsidiaries and the adjusted gross-up basis among the assets of El Dorado in accordance with the principles set forth on Schedule “D” to this Agreement (the “Allocation Schedule”). Vendors shall complete their review of the Allocation Schedule within thirty (30) days after Vendors’ receipt thereof. If Vendors wish to dispute any items in the Allocation Schedule, the Purchaser and Vendors shall negotiate in good faith to resolve such disputed items in a manner consistent with the Allocation Schedule.

Any adjustments to the Purchase Price made pursuant to this Agreement shall be allocated in a manner consistent with Schedule “D”. Each party hereto and each of their respective Affiliates shall report, act and file all Tax Returns (including IRS Form 8594, IRS Form 8023, and IRS Form 8883) consistently with the Allocation Schedule for the Tax year in which the Closing Date occurs and shall not take any position on any Tax Return or during the course of any audit or other proceeding that is inconsistent with the Allocation Schedule unless required by a determination of a Governmental Authority that is final.

Each of Purchaser and Vendors shall deliver to the other party a copy of its IRS Form 8594, IRS Form 8023 and IRS Form 8883 relating to the Purchased Securities not later than thirty (30) days prior to the filing thereof.

The parties agree to provide each other with any information necessary to complete such Tax Returns and to notify each other, within fifteen (15) days, with respect to the initiation of any Proceeding by any Taxation Authority relating to the Allocation Schedule, and Vendors and Purchaser shall negotiate in good faith how to resolve the same in a manner consistent with the Allocation Schedule.

2.5	Purchase Price Details

At least four (4) Business Days prior to the Closing Date, the Vendors shall provide to the Purchaser the Closing Payments Memorandum.

2.6	Estimated Closing Net Working Capital and Adjustment

(a)

The Closing Payments Memorandum delivered in accordance with Section 2.5 will set out in detail on an itemized basis, with reasonable supporting documentation, the Vendors’ good faith estimate of the Estimated Closing Net Working Capital, which shall be prepared and calculated on a basis consistent with this Agreement. The Purchaser shall be entitled to attend and review any inventory (including spares) counts in respect of the Estimated Closing Net Working Capital pursuant to this Section 2.6(a).

(b)

Within ninety (90) days after the Closing Date, the Purchaser shall prepare and submit to the Vendors a statement setting forth the actual Net Working Capital of the Conifex Group as of the Closing Date, which shall be prepared and calculated on a basis consistent with this Agreement (the “Proposed Final Closing Net Working Capital Statement”). For purposes of determining the amount of inventory included in Net Current Assets to calculate the Net Working Capital, the parties recognize and agree that the Purchaser may conduct a physical count of inventory located at the Conifex Group Real Property and in any warehouse at which any member of the Conifex Group stores inventory within the five (5) days prior to or after the Closing, and the Vendors shall be given at least five (5) Business Days’ prior written notice of the date, time and location of each such count and shall be entitled to be present for and observe each such count. The results of any stocktake conducted for any particular measured item at a Conifex Group Mill undertaken pursuant to this Section 2.6(b) shall be conclusive and shall be used in the determination of the Final Closing Net Working Capital in respect of such measured item at such Conifex Group Mill.

(c)

As soon as reasonably practicable after delivery of the Proposed Final Closing Net Working Capital Statement (but not later than thirty (30) days thereafter), the Vendors shall notify the Purchaser in writing if they dispute any aspect of the Proposed Final Closing Net Working Capital Statement and shall set forth, in writing and in reasonable detail, the reasons for their objections and the amounts involved (and shall include reasonable supporting documentation). If the Vendors fail to deliver a notice of objection within thirty (30) days after receipt of the

Proposed Final Closing Net Working Capital Statement, they shall be deemed to have accepted the Proposed Final Closing Net Working Capital Statement prepared by the Purchaser and the Proposed Final Closing Net Working Capital Statement shall be final, conclusive and binding on the parties.

(d)

If any notice of objections is timely delivered by the Vendors as set forth above, items as to which there is no disagreement shall be final, conclusive and binding on the parties. If the parties cannot resolve the disputed items within thirty (30) days after the delivery of such notice of objection, such disputed items shall be referred by the Vendors and the Purchaser to the Accountants for resolution in accordance with this Section.

(e)

The Accountants shall review only those items in dispute and any determination of the Accountants shall be final, conclusive and binding on the Vendors and the Purchaser and shall be made within thirty (30) days of having received a signed engagement letter by Vendors and Purchaser. The Vendors on the one hand and Purchaser on the other shall each fund 50% of any required retainer of the Accountants (subject to reimbursement following the final determination of which party is responsible for the fees and expenses of the Accountants in accordance with this Section). The Accountants shall be instructed that (i) the determination of any disputed items shall be limited to the range of values proposed by the Vendors in the notice of objection and by the Purchaser in the Proposed Final Closing Net Working Capital Statement and (ii) its review shall be limited to determining whether the disputed items were calculated in a manner consistent with this Agreement. The Accountants shall prepare and deliver to the Vendors and the Purchaser a written report explaining its determination. The determination of the Accountants shall be based solely on written submissions by the Vendors and the Purchaser and shall not be based on any independent review by the Accountants. The fees and expenses of the Accountants will be paid by the party whose positions were furthest, in the aggregate, from the aggregate amount of all disputed items determined by the Accountants. The Proposed Final Closing Net Working Capital Statement as finally determined (whether by failure of the Vendors to deliver timely notice of objection as set forth above, by agreement of the Vendors and the Purchaser, or by determination of the Accountants) is referred to herein as the “Final Closing Net Working Capital”.

(f)

If the Final Closing Net Working Capital is less than the Estimated Closing Net Working Capital, then within five (5) Business Days after the determination of Final Closing Net Working Capital, the Vendors shall pay to the Purchaser the amount of such difference. If the Final Closing Net Working Capital is greater than the Estimated Closing Net Working Capital, then within five (5) Business Days after the determination of Closing Net Working Capital, Purchaser shall pay to the Vendors the amount of such difference (allocated in accordance with the Allocation Schedule). Any payment made pursuant to this Section shall be referred to as the “Final Net Working Capital Adjustment Payment”. Any payments pursuant to this Section 2.6(f) shall be treated as adjustments to the Purchase Price for income Tax purposes.

2.7	Withholding

Purchaser shall be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under any Tax Law. In the event that any amount is so deducted and withheld, such amount will be treated for all purposes of this Agreement as having been timely paid to the Person to whom the payment from which such withheld amount was made.

ARTICLE 3

CLOSING, CLOSING DATE AND DELIVERIES

3.1	Closing

The Closing of the transactions contemplated hereby shall occur two (2) Business Days following the satisfaction or waiver of all of the conditions precedent set forth in Article 8 herein (other than conditions which, by their nature, are to be satisfied on the Closing Date) or on such other date as is mutually agreed to in writing by the Vendors and the Purchaser (the “Closing Date”). To the extent permitted by applicable Law and IFRS, for Tax and accounting purposes, the parties will treat the Closing (including the calculation of Net Working capital) as being effective as of the Effective Time.

3.2	Time and Place of Closing

The Closing shall take place at the offices of the Vendors’ Counsel at 9 a.m. Eastern time on the Closing Date or at such other place and/or time (including by electronic exchange of documents) as is mutually agreed to in writing by the Vendors and the Purchaser.

3.3	Closing Deliveries by the Vendors

On the Closing Date, or as otherwise provided below, the Vendors shall deliver, or cause to be delivered, to the Purchaser, in each case in form and substance reasonably satisfactory to the Purchaser:

(a)

certificates representing the El Dorado Shares, duly endorsed in blank or accompanied by executed stock powers, and assignments of membership interests with respect to the Conifex Holdco Subsidiary Membership Interests (and certificates with respect thereto, if applicable), in a form reasonably requested by Purchaser;

(b)

certified copies of: (i) constating or organizational documents of each of the Vendors, each member of the Conifex Group, and Conifex, (ii) resolutions of the board of directors or managers of each Vendor and Conifex approving this Agreement and each of the Transaction Documents as applicable and the completion of the transactions contemplated hereunder or thereunder, (iii) resolutions of the sole shareholder or other equity holder of each Vendor approving this Agreement and the completion of the transactions contemplated hereunder, (iv) resolutions of the managers, directors or member of each member of the Conifex Group, as applicable, approving each of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby, and (v) a certificate of incumbency listing officers of the Vendors, each member of the Conifex Group, and Conifex authorized to sign this Agreement and the Transaction Documents, together with their specimen signatures;

(c)

a certificate of status, compliance, good standing or like certificate with respect to each Vendor and each member of the Conifex Group, issued by the appropriate Governmental Authority of each of their jurisdictions of incorporation or formation and each jurisdiction in which each of them is required to be qualified to conduct business;

(d)	a certificate dated the Closing Date executed by the appropriate officers of the Vendors as required by Section 8.2(d);

(e)	evidence of such consents and approvals as required by Section 8.2(e);

(f)	duly executed resignations of such persons as required by Section 8.2(f) and releases as required by Section 8.2(f);

(g)

a tax clearance certificate issued by the Florida Department of Revenue and the Arkansas Department of Finance and Administration, stating that no sales and use taxes, income tax withholding or interest or penalties in respect of such taxes are owing by any member of the Conifex Group as at a date not earlier than thirty (30) days prior to the Closing Date;

(h)	the Closing Indebtedness Release (which may be held by Vendors’ Counsel in escrow) against payment of the Closing Indebtedness Amount and released to the Purchaser upon such payment;

(i)

a commitment of a licensed title company or companies reasonably satisfactory to Purchaser (the “Title Company”) for an American Land Title Association Owner’s Form Policy to insure fee simple title to the Conifex Group Owned Real Property, subject only to Permitted Encumbrances and consistent with Vendors’ representations and warranties in Schedule A, Section 6.8; said title insurance policies to be obtained at Vendors’ expense;

(j)

with respect to each parcel of Conifex Group Owned Real Property, a survey “no-change” affidavit with respect to the most recent survey for each such parcel, the form of such affidavit to be reasonably satisfactory to and for the benefit of Purchaser and the Title Company and sufficient to allow the Title Company to issue the title policy for each such parcel without a survey exception;

(k)

such affidavits, certifications, evidence of corporate authority, indemnities and other instruments as the Title Company shall require in order to issue the title insurance policies (such affidavits, certifications, evidence to be simultaneously delivered to the Title Company);

(l)	an estoppel certificate from each tenant under the Tenant Leases in the form set forth in Schedule “F” attached hereto (provided that if any Tenant Lease provides for the form or content of an estoppel certificate, Purchaser shall accept an estoppel letter as called for therein if any Tenant refuses to execute the estoppel letter delivered by Vendor) (each, an “Estoppel Certificate”);

(m)	a Transition Services Agreement, in substantially the form attached hereto as Schedule “G” (the “Transition Services Agreement”), duly executed by each Vendor and Conifex;

(n)	a certificate from each Vendor that it is not a foreign person within the meaning of Section 1445 of the Code, in form and substance reasonably satisfactory to Purchaser;

(o)	the Section 338 Forms;

(p)	evidence of the transfer of all domain names used in the Business from Conifex to a member of the Conifex Group (excluding any such domain names that contain the word “Conifex”); and

(q)	evidence that all Intercompany Transactions have been finally settled, including executed copies of the Intercompany Transaction Termination Agreements.

3.4	Closing Deliveries by the Purchaser

On the Closing Date, the Purchaser shall deliver to the Vendors, in form and substance reasonably satisfactory to the Vendors:

(a)	the Purchase Price by wire transfer pursuant to the Closing Payments Memorandum delivered pursuant to Section 2.5;

(b)

certified copies of (i) resolutions of the board of directors of the Purchaser approving this Agreement and each of the Transaction Documents and the completion of the transactions contemplated hereunder or thereunder; and (ii) certificate of incumbency listing officers of the Purchaser authorized to sign this Agreement and the Transaction Documents, together with their specimen signatures;

(c)	a certificate of status, compliance, good standing or like certificate of the Purchaser issued by the appropriate Governmental Authority of its jurisdiction of incorporation;

(d)	a certificate, dated the Closing Date, executed by the appropriate officer of the Purchaser, required by Section 8.3(c);

(e)	the Transition Services Agreement, duly executed by Purchaser (effective as of the Closing); and

(f)	the Section 338 Forms, if required to be delivered by the Vendors pursuant to Section 3.3(o) herein.

3.5	Terms of Closing

The Closing shall not occur, nor shall the documents tabled for delivery at the Closing be delivered, until two (2) Business Days after all conditions of the Closing have been fulfilled or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date) and all matters have been completed to permit the contemporaneous closing of the transactions provided for in this Agreement.

3.6	Cooperation and Further Assurances

The Vendors and the Purchaser shall, on written request, on and after the Closing Date, reasonably cooperate with each other by furnishing any additional information, executing and delivering any additional documents and/or instruments and doing any and all such other things as may be reasonably required by the parties to consummate or otherwise implement the transactions contemplated by this Agreement, all at the sole cost and expense of the requesting party. Without limiting the foregoing, prior to and on and after the Closing, Vendors agree to cooperate with Purchaser by furnishing additional information, executing and delivering any additional documents and/or instruments, providing assistance and doing any and all such other things as may be reasonably necessary to resolve record title, lien, Encumbrance or other matters associated with rights in and to the Conifex Group Real Property.

ARTICLE 4

PRE-CLOSING COVENANTS

4.1	Access to Records and Personnel

From the date of this Agreement until Closing, the Vendors shall at all reasonable times, and upon reasonable prior notice, make the Conifex Group Mills, personnel, and any financial, operational and other books and records relating to the Business and any member of the Conifex Group available for examination, inspection and review by the Purchaser and its Representatives subject to the terms of the Confidentiality Agreement and to provide an orderly transition of the Business at Closing; provided, however, that (a) the Purchaser shall not contact any customer of a member of the Conifex Group regarding the Business without the Vendors’ prior written consent, not to be unreasonably withheld, (b) the Purchaser’s inspections, meetings, and examinations shall be conducted during normal business hours, (c) the Purchaser shall not unreasonably disrupt the normal operations of the Business, and (d) in no event shall the Purchaser be permitted to perform any invasive, intrusive or subsurface environmental testing and/or sampling without the Vendors’ prior written consent to such testing and the proposed scope of same (which consent the Vendors can withhold or deny in its sole discretion).

4.2	Conduct of Conifex Group Pending Closing

Except as contemplated by this Agreement, as required by Law, as set forth in Section 4.2 of the Disclosure Schedule, or as consented to or approved in writing by the Purchaser (which consent or approval shall not be unreasonably withheld or delayed), and subject to the fact that the El

Dorado Mill has been curtailed, from the date of this Agreement until the Closing, the Vendors shall and shall cause each member of the Conifex Group to:

(a)

conduct and carry on the Business (other than the El Dorado Business to the extent curtailed) in the Ordinary Course, and use commercially reasonable efforts to preserve intact the Business and all Business Assets, including the Conifex Group Mills, reasonable wear and tear excepted, including the conduct of all scheduled and unscheduled maintenance work in the Ordinary Course or as necessary to keep all of the Business Assets, including the Conifex Group Mills, operating in substantially the same condition as they are on the date of this Agreement, whether the costs of such work are expensed or capitalized;

(b)

use commercially reasonable efforts in the Ordinary Course to maintain the Conifex Group Logs and Lumber Inventory and other consumables of the Business at reasonable levels for the conduct of the Business consistent with past practice (other than the El Dorado Business to the extent curtailed);

(c)	maintain its historical credit practices as regards the sale of Conifex Group Logs and Lumber Inventory;

(d)

not purchase, sell, lease, license, mortgage, pledge or otherwise acquire or dispose of any properties, rights or assets of or in connection with the Business, except for Conifex Group Logs and Lumber Inventory purchased, sold or otherwise disposed of in the Ordinary Course;

(e)	not enter into, or become obligated under, any lease, contract, agreement or commitment with respect to the Business entered into other than in the Ordinary Course;

(f)

not enter into any agreement or commitment with any Affiliate of any member of the Conifex Group other than in the Ordinary Course and terminable without payment or penalty by such member of the Conifex Group at any time;

(g)

not grant any Encumbrance, or permit or suffer to exist any Encumbrance, on any Purchased Security or, other than a Permitted Encumbrance, on any asset of any member of the Conifex Group, or cancel any material debts or waive any material Claims or rights pertaining to the Business or any member of the Conifex Group;

(h)

not change, amend or otherwise modify any accounting practice or policy of any member of the Conifex Group, or with respect to the Business, except as required by Law or by changes in IFRS required to be adopted by the applicable member of the Conifex Group;

(i)

not make, revoke or change any Tax election or method of Tax accounting or Tax accounting period, file an amended Tax Return or a Claim for refund of Taxes, enter into any ruling request, closing agreement, or similar agreement with respect to Taxes, settle or compromise any liability with respect to Taxes, consent to any Claim or assessment relating to Taxes, waive or extend the statute of limitations for any such Claim or assessment, enter into any agreement with any Governmental

Authority with respect to any Tax or Tax Returns, surrender a right to a Tax refund, or take any action that could result in one of the Conifex Holdco Subsidiaries ceasing to be a “disregarded entity” for Tax purposes;

(j)

not file any income Tax Return for any member of the Conifex Group without first presenting a complete draft thereof to the Purchaser, at least ten days prior to the expected timely filing thereof, and obtaining Purchaser’s written approval of such Tax Return, provided however, that the Purchaser’s failure to provide approval prior to the filing deadline of any Tax Return which results in the Vendors not being able to file such Tax Return on or before such filing deadline shall not constitute a breach by the Vendors of its obligation pursuant to this Agreement to timely file such Tax Return;

(k)

not change the terms or conditions of employment of any Conifex Group Business Employees, including their salaries, remuneration or any other payments to them or any remuneration payable or benefits provided to any officer, director, consultant, independent or dependent contractor or agent of any member of the Conifex Group other than in the Ordinary Course, and not amend any Conifex Group Employee Plan other than as required by applicable Law, and not agree or otherwise commit to change any of the foregoing;

(l)

not hire any new employee for any member of the Conifex Group, except in the Ordinary Course to replace an employee whose employment has terminated on terms substantially consistent with such terminated employee, and not enter into an employment agreement with any such replacement employee, unless such agreement is terminable at any time and will not result in any member of the Conifex Group having any post-termination liabilities or obligations thereunder, severance or otherwise;

(m)	not enter into, materially change, amend or otherwise modify, or terminate any Conifex Group Material Contract, other than any expiration of any Conifex Group Material Contract pursuant to its terms;

(n)

use reasonable commercial efforts to preserve intact the business, organization and goodwill of each Conifex Group member, to keep available the employees of the Business as a group (other than the El Dorado Business to the extent curtailed), and to maintain satisfactory relationships with suppliers, distributors, customers and others with whom any member of the Conifex Group has business relationships;

(o)

use reasonable commercial efforts to cause the current Insurance Policies not to be cancelled or terminated or any other coverage thereunder to lapse, unless simultaneously with such terminations, cancellation or lapse, replacement policies underwritten by insurance companies providing the current coverage or insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies, and to the extent reasonably possible, for substantially similar premiums, are in full force and effect;

(p)

pay any Insurance Proceeds received in respect of the Business or any of the assets thereof into a segregated account of the relevant member of the Conifex Group, as the case may be, and preserve the total amount of such Insurance Proceeds without any set-off or deduction of any kind whatsoever, except to the extent such Insurance Proceeds are due to Vendors pursuant to Section 4.5;

(q)

reasonably promptly advise the Purchaser first orally and then in writing of the occurrence of any Material Adverse Effect in respect of any member of the Conifex Group or the Business or the occurrence of any Claim or Proceeding contemplated in Section 8.2(l);

(r)

maintain the books, records and accounts of each member of the Conifex Group in the Ordinary Course, and record all transactions accurately, on a basis consistent with past practice, and in accordance with applicable Laws;

(s)	not amend or modify the constating or organizational documents of any member of the Conifex Group;

(t)	not enter into any agreement of merger, consolidation, reorganization, recapitalization, or similar transaction;

(u)	other than as set forth in Section 4.2(u) of the Disclosure Schedule, not liquidate, dissolve or reorganize any Vendor or any member of the Conifex Group;

(v)	not issue, sell, transfer or redeem any equity securities of any member of the Conifex Group or securities convertible into or exchangeable for equity securities of any member of the Conifex Group;

(w)

not make or commit to any capital expenditure in excess of $250,000, or fail to make any scheduled capital expenditure contemplated by its current capital expenditure plan set forth in Section 4.2(w) of the Disclosure Schedule;

(x)	not accelerate Accounts Receivable or delay Accounts Payable of any member of the Conifex Group, other than in the Ordinary Course;

(y)	incur any Indebtedness, other than in the Ordinary Course;

(z)	settle any Claim or Proceeding, other than those involving solely money damages paid prior to Closing that do not have an adverse effect on the Conifex Group or the Business; and

(aa)	not agree or commit to do or otherwise take any action inconsistent with any of the foregoing.

Notwithstanding anything to the contrary herein, any request for consent and reply thereto pursuant to this Section 4.2 may be made in accordance with Section 12.8 (with an email copy to Purchaser’s Counsel), and if no email response is received by Kenneth A. Shields (with an email copy to Vendors’ Counsel) within two (2) Business Days, such matter will be deemed approved.

4.3	Consents

The Vendors shall use commercially reasonable efforts to obtain prior to the Closing Date any consents, authorizations or approvals required to consummate the transactions contemplated by this Agreement, including those set forth in the Disclosure Schedule.

4.4	Commercially Reasonable Efforts

Subject to the terms and conditions provided in this Agreement, prior to Closing each of the parties hereto shall use its commercially reasonable efforts to take promptly, or cause to be taken, all reasonable actions, and to do promptly, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws, (a) to satisfy such party’s closing conditions and make effective the transactions contemplated hereby, (b) to obtain all of such party’s necessary waivers, consents and approvals under applicable Laws, and (c) to effect all of such party’s necessary registrations and filings under applicable Laws, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the other party hereto the benefits contemplated by this Agreement. Furthermore, until Closing, Vendors shall reasonably assist Purchaser so that Purchaser can prepare, as promptly as practicable, any financial statements that Resolute Forest Products Inc. is required to file pursuant to Form 8-K, Rule 3-05 or Article 11 of Regulation S-X under the Securities Exchange Act of 1934, as amended, and shall use commercially reasonable efforts to obtain the consents of its auditor(s) with respect thereto as may be required by applicable SEC regulations. The Purchaser agrees to promptly reimburse Conifex and the Vendors, as the case may be, for their documented out-of-pocket fees and expenses reasonably incurred in connection with the covenants in the immediately preceding sentence.

4.5	Casualty

If any of the Business Assets suffers a Casualty Event prior to the Closing, Vendors shall promptly notify Purchaser in writing of such fact. If the damage, destruction or other Casualty to the Business Assets renders the affected Business Asset unusable for the purposes to which it was applied to the Business as Presently Conducted (a “Casualty Event”), then the parties, acting reasonably, shall retain a mutually agreed upon, qualified independent third party appraiser to provide a report providing the estimated expense required to repair, replace or restore the Business Assets so affected to its condition immediately prior to such Casualty Event, including the cost of any related business interruption from the date of the report forward (the “Replacement Cost”). Purchaser and Vendors shall each bear fifty percent (50%) of the costs of such appraiser. Purchaser shall, at its option, within thirty (30) days after delivery of the foregoing report, either (i) require Vendors to transfer the portion of applicable Insurance Proceeds for the Business Assets and business interruption (but, as to business interruption Insurance Proceeds, only those applicable to periods after the Closing Date, if any) to Purchaser at Closing (for the avoidance of doubt, including any such Insurance Proceeds payable to an Affiliate of the Conifex Group), or (ii) reduce the Purchase Price by the Replacement Cost as determined by the appraiser. In the event the Purchaser makes the election in subparagraph (ii) of this Section, all Insurance Proceeds related to the Casualty Event shall be for the sole benefit and account of the Vendors, and, to the extent that any of the same are received by the Purchaser or any member of the Conifex Group for any reason, whether before or after Closing, such Insurance Proceeds shall be preserved for and shall be for the benefit of the Vendors without setoff or deduction of any kind whatsoever so that the total amount of such Insurance Proceeds shall be available to the Vendors. For greater certainty, if such Insurance Proceeds are received by the Purchaser or the Conifex Group after Closing, then the Purchaser or the relevant member of the Conifex Group, as the case may be, shall pay such Insurance Proceeds to the Vendors within three (3) Business Days of receipt thereof.

4.6	Negotiation

From and after the date hereof until the Closing or earlier termination hereof, no Vendor, nor any Affiliate of any Vendor, nor any of their respective officers, directors or other Representatives, nor anyone acting on behalf of any Vendor or such Persons shall, directly or indirectly, (a) encourage, solicit, engage in discussions or negotiations with, or provide any information to, any Person (other than Purchaser or its Representatives), or accept, endorse or enter into, or publicly propose to accept, endorse or enter into, any agreement, understanding or arrangement with any Person, concerning (i) any purchase, sale or lease of any assets (other than inventory in the Ordinary Course) of any Vendor or of any member of the Conifex Group (including any of the Purchased Securities or any Business Assets), (ii) any purchase or sale of shares of capital stock, or securities convertible into or exchangeable for capital stock, of any member of the Conifex Group, or (iii) any merger, consolidation, share exchange, reorganization, combination, recapitalization, or similar transaction involving any member of the Conifex Group or the Vendors, or any other transaction inconsistent with the transactions contemplated hereby; (b) initiate or continue any existing discussions, negotiations or other communications (including access to any data room and to any confidential information) with any Person concerning any merger, sale of any assets, purchase or sale of shares of capital stock or similar transaction involving the Vendors, the Conifex Group, the Business, any of the Business Assets or any other transaction inconsistent with the transactions contemplated hereby, and (c) waive, release or amend, each confidentiality, standstill, non-disclosure, non-solicitation or similar agreement, restriction or covenant to which the Vendors or any of their Affiliates are a party.

4.7	Intercompany Transactions

All intercompany and related party (a) trade payables and Accounts Receivable and (b) loan payables and loan receivables (including outstanding principal amounts and interest), in each case, between the Conifex Group (or any of them) on the one hand and the Vendors (or either of them) or any of their Affiliates (other than members of the Conifex Group) on the other hand (all such payables and receivables, the “Intercompany Transactions”), shall be paid in full and finally settled, and the underlying intercompany and related party loan agreements shall be terminated by agreements executed and effective prior to the Closing, such agreements to be reasonably satisfactory to Purchaser, and which shall include a complete release of each member of the Conifex Group from all liability related to such Intercompany Transactions (the “Intercompany Transaction Release Agreements”). Conifex shall provide Purchaser with the structure of any such settlement and the form of any Intercompany Transaction Release Agreement at least five (5) Business Days prior to settlement or the execution thereof. If the structure of such settlement or any provision of such agreement would have an adverse tax, financial or other effect on any member of the Conifex Group, in the reasonable opinion of Purchaser, then Purchaser’s prior written consent to such settlement transaction or agreement shall be required prior to the settlement or execution thereof.

To the extent that any asset used in the Business is owned by an Affiliate of a member of the Conifex Group (but excluding other members of the Conifex Group), Vendors shall cause such Affiliate to assign and transfer such asset to a member of the Conifex Group prior to Closing, and shall pay any cost, charge or Tax related to such transfer.

4.8	Notice of Breach

Vendors shall promptly provide Purchaser with written notice with respect to any matter of which it becomes aware after the date hereof that constitutes a breach of its representations and warranties hereunder such that the Vendors would be unable to meet the closing conditions herein. Any such notice shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 8.2(a) have been satisfied.

4.9	Environmental Matters

Vendors acknowledge that Purchaser may wish prior to the Closing Date to send a letter of intent to the Arkansas Department of Environmental Quality (“ADEQ”) as a prospective purchaser to participate in a voluntary cleanup program for the Conifex Group Real Property of El Dorado as part of Arkansas’s Brownfields Program administered under Ark. Code Ann. § 8-7-1101 et seq. and Regulation 29 of the Arkansas Pollution Control and Ecology Commission. Purchaser shall at all times have the right to petition or request ADEQ with respect thereto, and Vendors shall promptly and in good faith reasonably cooperate with Purchaser in furtherance of Purchaser’s efforts.

In connection therewith, each Vendor grants to Purchaser and its Representatives the right, permission and reasonable access to the Conifex Group Real Property of El Dorado to inspect any and all conditions of said property at any time before the Effective Time, including but not limited to for the purposes of reviewing physical and environmental conditions, provided that such access shall not involve taking tests of any kind, samples of any kind, cores or boring of any kind, and/or conducting a survey or surveys of the property without the prior written consent of Vendors (which consent may be withheld by Vendors in their sole discretion). Each Vendor agrees to be reasonably available to Purchaser and Purchaser’s Representatives for the purpose of assisting Purchaser in Purchaser’s review of the property, and to provide any information reasonably requested in connection therewith. Notwithstanding anything to the contrary set forth herein, the exchange of any information with ADEQ as may be necessary to comply with the legal requirements of such program shall not violate the Confidentiality Agreement or confidentiality provision contained herein or in any other Transaction Document. The Purchaser agrees to keep the Vendors reasonably informed of all meetings and discussions with ADEQ in connection with the matters set forth in this Section 4.9, shall permit the Vendors to review any material communication received by Purchaser from ADEQ in connection herewith, and shall provide Vendors an advance written copy of all material communications and filings pursuant to such program. Purchaser shall reasonably cooperate with Vendors to address any reasonable concerns the Vendors may have concerning Purchaser’s application to the extent such application would reasonably likely adversely affect Conifex or the Conifex Group’s Confidential Information.

ARTICLE 5

OTHER COVENANTS

5.1	Taxes

(a)

The Purchaser does not assume and will not be liable for any Taxes which may be or become payable by either Vendor, including any Taxes resulting from or arising as a consequence of the sale by such Vendor to the Purchaser of the Purchased Securities herein contemplated including, but not limited to, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement, which shall be paid by such Vendor when due. The Vendors shall, jointly and severally, pay and indemnify the Purchaser, each member of the Conifex Group, and all of their respective Affiliates for (i) all Taxes (or the non-payment thereof) of any Conifex Group member for any and all Tax periods ending on or prior to the Closing Date (and with respect to any Tax period that includes the Closing Date but does not end on the Closing Date, the portion of such Tax period prior to and including the Closing Date), (ii) all Taxes of any member of an Affiliated Group of which any Conifex Group member is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 (or any analogous or similar state, local, or foreign Law or regulation), (iii) any and all Taxes of any Person imposed on a Conifex Group member as a transferee or successor, by contract or pursuant to any Law, rule, or regulation to the extent such Taxes relate to an event or transaction occurring on or before the Closing Date, (iv) any Taxes resulting from any election by a Conifex Group member under Code §108(i) or Code §965(h) on or prior to the Closing Date, (v) all Taxes imposed on a Conifex Group member pursuant to Section 951 or 951A of the Code for any Tax periods prior to the Closing Date, and (vi) all Taxes imposed on a Conifex Group member as a result of the transactions contemplated by this Agreement including the employer portion of any employment taxes on any compensation; except in each case to the extent the same was accrued as a liability in the calculation of the Final Closing Net Working Capital.

(b)

The Vendors shall cause to be prepared and filed on a timely basis all Tax Returns required for any member of the Conifex Group consistent with past practice for any period which ends on or before the Closing Date and for which Tax Returns have not been filed as of such date and shall timely pay when due all Taxes shown as payable with respect to such Tax Returns. Prior to filing, the Vendors shall provide to the Purchaser for its review and approval, which approval shall not be unreasonably withheld, delayed or conditioned, a copy of any such Tax Returns. The Vendors shall not amend any Tax Return that includes a member of the Conifex Group without the prior written consent of Purchaser, such consent not to be unreasonably withheld, delayed or conditioned. Conifex USA shall be treated as the owner of El Dorado and Conifex Holdco shall be treated as the owner of the Conifex Holdco Subsidiaries through the end of the Closing Date for all Tax Purposes. To the extent permissible under applicable Laws, the parties agree to elect (and have the Conifex Group members elect) to have each Tax year of each Conifex Group member end on the Closing Date. To the extent that any Tax relates to a Tax period that begins on or before and ends after the Closing Date, the amount allocated to the period ending on the Closing Date shall be: (i) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the Taxes for the entire Tax period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Tax period, and (ii) for all other Taxes (including income Taxes, employment Taxes, and sales and use Taxes), determined as if the Conifex Group member filed a separate Tax Return with respect to such Taxes for the portion of the Tax period ending as of the end of the day on the Closing Date using a “closing of the books methodology.” In the case of property Taxes and other similar Taxes, the amount shall be allocated at Closing on the basis of the actual Taxes for the year, if known, or if unknown, on the basis of the most recent ascertainable Taxes, but in either case based on the maximum allowable discount for early payment and subject to adjustment based on the actual tax bill (the “Estimated Closing Real Estate Taxes”). If not yet due and payable, the Estimated Closing Real Estate Taxes shall be deducted from the Purchase Price at Closing, and Purchaser shall pay all such Taxes when they become due and payable and, promptly thereafter, the parties shall re-prorate such Taxes with, if any amount is due, an appropriate payment from one party to the other on the basis of the amount of such Taxes then due and payable.

(c)

Neither the Purchaser, any member of the Conifex Group, nor any Affiliate thereof may (i) file, amend or modify an income Tax Return of any member of the Conifex Group, (ii) file or amend or revoke any income Tax election of any member of the Conifex Group, or (iii) take any action that would extend the applicable statute of limitations for any income Taxes or income Tax Return of any member of the Conifex Group, in each case, for a taxable period ending on or prior to the Closing Date, without the prior written consent of the Vendors, such consent not to be unreasonably withheld, delayed or conditioned.

(d)

Purchaser and the Vendors agree that the sale of the Conifex Holdco Subsidiaries shall be treated as a sale and purchase of assets for all Tax purposes. At the election of Purchaser, Conifex USA and Purchaser will jointly make a timely election under Section 338(h)(10) of the Code (and any corresponding election under applicable state, local, or foreign Tax Law) with respect to the El Dorado Shares (the “Section 338(h)(10) Election”). Conifex USA and Purchaser will file all Tax Returns consistent with such Section 338(h)(10) Election and agree not to take any action that could cause such Section 338(h)(10) Election to be invalid, and will not take any position contrary thereto unless required to do so pursuant to a determination (as defined in Section 1313(a) of the Code or any similar state, foreign or local income Tax provision). Purchaser will prepare copies of IRS Form 8023, including any schedules thereto, and any similar state, local or foreign forms (collectively, the “Section 338 Forms”) as may be required, and Conifex USA will provide fully executed Section 338 Forms on the Closing Date. The parties also shall cooperate with each other to take all actions necessary and appropriate (including filing such additional forms, Tax Returns, elections, schedules and other documents as may be required) to effect and preserve the Section 338(h)(10) Election in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-1 (and comparable provisions of each applicable state, foreign and local Law) or any successor provisions.

5.2	Employees

(a)

Except as otherwise provided below, Vendors shall transfer or assign all of the Conifex Group Employee Plans (whether sponsored or maintained by a member of the Conifex Group or by a Vendor or one of its Affiliates), to a Vendor or an Affiliate of a Vendor (other than any member of the Conifex Group) without any further liability whatsoever to the Conifex Group, whether absolute, contingent or accrued. Notwithstanding the foregoing, for a period of up to twenty-one (21) days after the date hereof, Purchaser in its sole discretion may elect, by written notice to Vendors, that upon Closing the Vendors shall transfer or assign some or all of the Conifex Group Employee Plans (whether sponsored or maintained by a member of the Conifex Group or by a Vendor or one of its Affiliates) to Purchaser or one of its Affiliates (including, for purposes of this Section, a member of the Conifex Group).

(b)

In the event that Purchaser does not assume any Conifex Group Employee Plan that is intended to be a qualified plan under Section 401(a) of the Code, the Vendors shall cause each Conifex Group Business Employee to be fully vested in his or her account thereunder and to receive a pro-rata allocation of any matching or profit sharing contribution made to its 401(k) plan after the Closing which relates to any period prior to Closing.

(c)

Immediately following the Closing, Purchaser agrees to provide, or cause its Affiliates (including the Conifex Group) to provide, to those individuals who continue in employment with the Conifex Group immediately following the Closing (the “Continuing Employees”) (i) a base salary that is no less than that provided to such Continuing Employee by the Conifex Group immediately prior to the Closing and (ii) health and welfare benefits (other than severance or any other voluntary health and welfare benefits (or voluntary portion of such benefits) in which Conifex Group, a Vendor or one their Affiliates do not pay for any portion of the underlying benefits or premiums) commensurate, in the aggregate, with the health and welfare benefits provided to such Continuing Employees immediately prior to the Closing; provided, however, that nothing in this Agreement shall be deemed to (x) be a guarantee of employment for any such Continuing Employee for any period following the Closing, or (y) restrict the right of the Purchaser and its Affiliates (including the Conifex Group) to terminate the employment of any Continuing Employee for any reason.

(d)

With respect to any employee benefit and compensation plans, programs and arrangements provided to employees of the Purchaser and its Affiliates (“Purchaser Plans”) in which, in accordance with the provisions of Section 5.2(c), employees of the Conifex Group participate or become eligible to participate following the Closing, the Purchaser will, or will cause the Conifex Group to, use commercially reasonable efforts to: (i) with respect to any “welfare benefit plan” as defined in Section 3(1) of ERISA, waive any pre-existing condition exclusion in any Purchaser Plan for any condition for which any such Continuing Employee would have been entitled to coverage under the corresponding Conifex Group Employee Plan; (ii) with respect to any “welfare benefit plan” as defined in Section 3(1) of ERISA, cause a waiver of any waiting period in any Purchaser Plans in which any such Continuing Employee may be entitled to participate that exceeds the corresponding waiting period under the corresponding Conifex Group Employee Plan (after taking into account the service credit provided for herein for purposes of satisfying such waiting period); and (iii) recognize all continuous service of all such Continuing Employees with the Conifex Group immediately prior to the Effective Time for purposes of eligibility to participate and vesting credit in any Purchaser Plan in which such Continuing Employees may be eligible to participate after the Effective Time; provided, however, that no such service shall be credited to the extent that it would result in duplication of benefits; provided, further, however, that no such service shall be credited with respect to any defined benefit plan or retiree medical plan. Nothing contained herein shall require the Purchaser or shall cause the Purchaser Plans to credit Continuing Employees (and their eligible dependents) for any deductibles, co-payments and out-of-pocket expenses paid prior to the Closing Date under any applicable Conifex Group Employee Plan for purposes of satisfying, in the partial or full plan year of initial participation, applicable deductible, co-insurance and maximum out-of-pocket expenses under any applicable Purchaser Plan with respect to the plan year in which the Closing Date occurs.

5.3	Confidentiality; Non-solicitation

(a)

Purchaser acknowledges and agrees that the Confidentiality Agreement remains in full force and effect in accordance with its terms (and shall be, and shall be deemed to be, binding on the Purchaser as an original signatory thereto) during the period from the execution hereof until the Closing. The Parties acknowledge and agree that the Confidentiality Agreement shall automatically terminate and be of no further force or effect at the Closing, provided that Purchaser agrees that the Confidentiality Agreement shall continue to apply in full force and effect to confidential information received thereunder by the Purchaser not concerning the Conifex Group or the Business, if any. From and after the Closing, each Vendor shall, and shall cause its Affiliates to, hold, and shall cause its Representatives to hold, in confidence (and not disclose or provide access to any other Person) any and all information, whether written or oral, concerning the Conifex Group or the Business, except to the extent that such Vendor can show that such information (a) is generally available to and known by the public through no fault of such Vendor or its Affiliates (including the Conifex Group) or Representatives; or (b) is lawfully acquired by such Vendor or its Affiliates or Representatives from and after the Closing from sources unaffiliated with the Purchaser or the Conifex Group which are, to the Vendors’ knowledge, not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Vendor or its Affiliates or Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Vendors shall promptly notify Purchaser in writing (if permitted by Law) and shall disclose only that portion of such information which Vendors are advised by its counsel in writing is legally required to be disclosed; provided, however, that Vendors shall use their commercially reasonable efforts to obtain an appropriate protective Order or other reasonable assurance that confidential treatment will be accorded such information.

(b)

From the Closing Date until the second (2nd) anniversary of the Closing Date, Vendors shall not, and shall cause each of their Affiliates not to, solicit or attempt to solicit any Conifex Group Business Employee (or any individual who was an employee or consultant of any member of the Conifex Group during the six (6) months prior to Closing) for employment or in any other capacity (including as an independent contractor or consultant) with either Vendor or any of their Affiliates. The foregoing restrictions shall not apply to any solicitation directed at the public or industry participants in general by the Vendors or their Affiliates or any recruiting or executive search firm, provided that such firm was not encouraged or instructed by the Vendors or their Affiliates to undertake the solicitation of specific persons otherwise prohibited under this paragraph.

(c)

Each party agrees and acknowledges that the provisions of this Section 5.3 (collectively, the “Restrictive Covenants”) have been separately bargained for to protect the Purchaser and its businesses, including goodwill, and from and after the Closing, the Business, and ensure that the parties hereto shall have the full benefits of their agreements under this Agreement. Each party hereto recognizes that that the Restrictive Covenants constitute an important part of the consideration being provided under this Agreement, that such covenants are necessary in order to protect and maintain the legitimate business interests of the Purchaser and are fair and reasonable in all respects, and that the Purchaser would not consummate the transactions contemplated hereby but for such agreements. Each Vendor further acknowledges and agrees that a substantial and legally sufficient portion of the Purchase Price is attributable to the Restrictive Covenants. The parties further acknowledge and agree that the Restrictive Covenants are reasonable and provide no more protection than is reasonably necessary to protect the Purchaser’s legitimate business interest. Each Vendor hereby waives any right to assert inadequacy of consideration as a defense to enforcement of the Restrictive Covenants should such enforcement ever become necessary.

(d)

If either Vendor or any of its Affiliates breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Purchaser shall have, in addition to, and not in lieu of, any other rights and remedies available to it under Law or in equity, the right to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, without any requirement to post bond or other security, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Purchaser and that money damages would not provide an adequate remedy. Each Vendor covenants and agrees not to oppose any demand for specific performance or injunctive or other equitable relief in case of any such breach or attempted breach.

(e)

If any provision of this Section 5.3 as applied to any part or to any circumstances shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable, the same shall in no way affect any other provision of this Section 5.3, the application of such provision in any other circumstances, or the validity or enforceability of this Section 5.3. The parties intend this Section 5.3 to be enforced as written. If any provision, or part thereof, however, is held to be unenforceable because of the duration or scope thereof, the parties agree that the Governmental Authority making such determination shall have the power to reduce the duration or scope of such provision, and/or to delete specific words or phrases and in its reduced form such provision shall then be enforceable.

5.4	Use of Name

From and after the Closing, neither of the Vendors nor any of their Affiliates shall at any time use the name “El Dorado,” “Navcor,” “Suwanee,” “Caddo River,” “Glenwood,” or “Cross City” or any derivations thereof without the prior written consent of Purchaser, which consent may be withheld in Purchaser’s sole discretion for any reason or for no reason.

5.5	Conifex Guaranteed Obligations

(a)    Conifex hereby unconditionally and irrevocably guarantees to Purchaser and its Affiliates the due and punctual payment and performance by each Vendor (and any permitted assignees thereof) of any and all obligations and liabilities of such Vendor under this Agreement and the other Transaction Documents (subject to the terms and conditions hereof and thereof), including all costs of collection and expenses, including reasonable attorneys’ fees, incurred by Purchaser in enforcing the terms thereof and of this Section 5.5 (the “Guaranteed Obligations”). The foregoing sentence is an absolute, unconditional and continuing guaranty of the full and punctual discharge and performance of the Guaranteed Obligations, and is a guaranty of payment, not collection. Should a default occur in the discharge or performance of all or any portion of the Guaranteed Obligations when due, the obligations of Conifex hereunder shall become immediately due and payable. Conifex further agrees that it shall not take any action (or refrain from taking any action) with the intent to, or that is designed to, hinder or delay the consummation of the transactions contemplated hereby, or which could reasonably be expected to result in such hindrance or delay.

(b)    This guarantee shall not be impaired whatsoever by any modification or other alteration of any of the Guaranteed Obligations, including the modification or amendment (whether material or otherwise) of any obligation of Conifex or any Vendor under this Agreement or any other Transaction Documents. The liability of Conifex is direct and unconditional and may be enforced without requiring Purchaser first to resort to any other right, remedy or security. Conifex hereby waives any defense of either Vendor or any other Person of any kind and the right of subrogation, reimbursement or indemnity whatsoever, and any right of recourse to security for the debts and obligations of either Vendor until all of the Guaranteed Obligations are paid in full, and waives any notice of acceptance; presentment and protest of any instrument, and notice thereof; notice of default; and all other notices to which each might otherwise be entitled. Nothing shall discharge or satisfy the liability of Conifex hereunder except the full payment and performance of all of the Guaranteed Obligations to Purchaser or its Affiliates. Upon the filing of any Proceeding relating to bankruptcy, insolvency, or reorganization (in each case, whether voluntary or involuntary) of Conifex or any of its Affiliates, or any assignment for the benefit of creditors or similar event with respect to Conifex or any of its Affiliates, any and all present and future debts and obligations of any Vendor to Conifex are hereby waived and postponed in favor of, and subordinated to, the full payment and performance of the Guaranteed Obligations.

(c)    Conifex further agrees that this guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment or performance of all or any part of the Guaranteed Obligations is rescinded or otherwise must be restored by Purchaser to either Vendor or to the creditors of a Vendor or any representative of a Vendor or representative of its creditors upon the insolvency, bankruptcy or reorganization of Vendor, or to Conifex or the creditors of Conifex or any representative of Conifex or representative of the creditors of Conifex upon the insolvency, bankruptcy or reorganization of Conifex, or otherwise, all as though such payments had not been made.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE VENDORS

Each Vendor provides to the Purchaser the representations and warranties set out in Schedule “A” attached hereto as provided therein and acknowledges and confirms that the Purchaser is relying on such representations and warranties in connection with its purchase of the Purchased Securities.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser provides to the Vendors the representations and warranties set out in Schedule “B” attached hereto as provided therein and acknowledges and confirms that the Vendors are relying on such representations and warranties in connection with the sale by the Vendors of their interests in the Purchased Securities.

ARTICLE 8

CONDITIONS TO CLOSING

8.1	Mutual Conditions

The obligations of the parties hereunder are subject to the following mutual conditions precedent which are for the benefit of each of the parties hereto:

(a)

No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions, or causing any of the transactions contemplated hereunder to be rescinded following completion thereof, or requiring a waiting period that has not run in full, provided that the Parties shall use their commercially reasonable efforts to have any such Order vacated or lifted (excluding Purchaser to the extent such Order is related to an Adverse Claim) or satisfy any waiting period required by Law.

(b)

If any of the Business Assets suffers a Casualty Event prior to the Closing, the parties shall have received the report of the independent appraiser pursuant to Section 4.5 or otherwise have agreed upon the Replacement Cost.

8.2	Purchaser’s Closing Conditions

The obligations of the Purchaser hereunder are subject to the following conditions precedent which are for the exclusive benefit of the Purchaser:

(a)

The warranties and representations made by the Vendors in Article 6, shall be true and correct as of the date hereof and the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) with the same effect as if such warranties and representations had been made on and as of the Closing Date, except to the extent such inaccuracies in any representations and warranties other than Vendors’ Fundamental Representations and Warranties have not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, Losses greater than $5,000,000.

(b)

The Vendors shall have performed and complied in all material respects with all agreements, covenants and conditions on their part, respectively, required to be performed or complied with by this Agreement on or prior to the Closing Date, including but not limited to, delivering to the Purchaser the documents set forth in Section 3.3.

(c)	There shall not have occurred any state of facts, event or change in circumstance that has had or would reasonably be expected to have a Material Adverse Effect on the Conifex Group taken as a whole.

(d)

At the Closing, the Purchaser shall have received a certificate executed by the President or Chief Financial Officer of each Vendor and Conifex evidencing satisfaction of the conditions set forth in clauses (a), (b), (c), and (l).

(e)	The Vendors will have obtained from all appropriate Governmental Authorities and third parties those consents and approvals set forth in Section 8.2(e) of the Disclosure Schedule.

(f)

Each director and officer (or managers acting in an equivalent capacity) of each member of the Conifex Group specified by the Purchaser will have resigned or been removed and will have released each member of the Conifex Group from any and all possible Claims against the Conifex Group arising from any act, matter or thing arising at or prior to the Closing Date (other than any release of any rights to indemnification or for amounts accrued in the calculation of Final Closing Net Working Capital to which such Person may be entitled).

(g)	The Vendors shall have executed and delivered to the Purchaser each of the Transaction Documents to which it or its Affiliates are a party, in a form satisfactory to the Purchaser, acting reasonably.

(h)	The Vendors shall have delivered written evidence of the termination, discharge and release of all Indebtedness of the Conifex Group, including the Closing Discharged Indebtedness.

(i)

All Encumbrances relating to the Business Assets shall have been released in full, other than Permitted Encumbrances, and the Vendors shall have delivered to Purchaser written evidence, in form and substance satisfactory of the release of such Encumbrances, including the Closing Indebtedness Release.

(j)

No Estoppel Certificate delivered hereunder shall contain any material, adverse information or omissions inconsistent with the terms of the Tenant Lease which are unacceptable to Purchaser in its reasonable discretion and which are not cured by Vendors prior to Closing.

(k)	All necessary steps and proceedings will have been taken to permit the Purchased Securities to be duly and regularly transferred to and registered in the name of the Purchaser.

(l)

There shall be no Claim or Proceeding by any Person in any jurisdiction that could reasonably be expected (i) to impair, impede, materially delay or prevent the consummation of, or impose any material limitations or conditions on the parties’ ability to consummate, the transactions contemplated by this Agreement, or (ii) to impose or otherwise seek terms, conditions, costs, liabilities or obligations in connection with the completion of the transactions contemplated by this Agreement other than those the Purchaser accepted hereunder (any such Claim or Proceeding pursuant to subsections (l)(i) or (l)(ii), an “Adverse Claim”).

8.3	The Vendors’ Closing Conditions

The obligations of the Vendors hereunder are subject to the following conditions precedent which are for the exclusive benefit of the Vendors:

(a)

The warranties and representations made by the Purchaser herein to the Vendors in Article 7 shall be true and correct as of the date hereof and the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) with the same effect as if such warranties and representations had been made on and as of the Closing Date, except to the extent such inaccuracies in any representations and warranties other than Purchaser’s Fundamental Representations and Warranties have not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, Losses greater than $5,000,000.

(b)

The Purchaser shall have performed and complied with in all material respects with all agreements, covenants and conditions on its part required to be performed or complied with by this Agreement on or prior to the Closing Date, including but not limited to, delivering to the Vendors the documents set forth in Section 3.4.

(c)

At the Closing, the Vendors shall have received a certificate executed by the President or Chief Financial Officer of the Purchaser evidencing satisfaction of the conditions set forth in clauses (a) and (b) above.

(d)	The Conifex Guarantees shall have been terminated in a manner reasonably satisfactory to the Vendors.

(e)	The Purchaser shall have provided payment of the Purchase Price in accordance with Section 2.5.

8.4	Frustration of Closing Conditions

No party may rely on the failure of any condition set forth in Section 8.1, 8.2 or 8.3, as the case may be, if such failure was the direct result of such party’s failure to comply with or breach of any provision of this Agreement. Purchaser and the Vendors shall not, and shall cause their respective Affiliates not to, willfully take (or omit to take) any action for the purpose of frustrating the satisfaction of any of the conditions set forth in Section 8.1, 8.2 or 8.3, as applicable, or delaying the Closing Date.

ARTICLE 9

TERMINATION

9.1	Termination

This Agreement may be terminated in writing at any time prior to the Closing as follows:

(a)	by mutual consent of the Purchaser and the Vendors;

(b)

by either Purchaser or the Vendors, if any Governmental Authority issues an Order or takes any other action (which Order or other action the Parties shall use their commercially reasonable efforts to lift) that permanently restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated herein and such Order or other action shall have become final and non-appealable;

(c)

by either the Purchaser or the Vendors, if any condition in Article 8.1 has not been satisfied as of the Outside Date and the other such party has not waived such condition on or before the Outside Date; provided that such terminating party is not in material breach of this Agreement at the time such terminating party attempts to terminate this Agreement;

(d)

by the Purchaser, if any condition in Section 8.2 (other than Section 8.2(l)) has not been satisfied as of the Outside Date and the Purchaser has not waived such condition on or before the Outside Date; provided that Purchaser is not in material breach of this Agreement at the time it attempts to terminate this Agreement;

(e)	by the Purchaser, if any Claim or Proceeding contemplated in the condition in Section 8.2(l) is filed or initiated, unless waived by the Purchaser;

(f)

by the Vendors, if any condition in Section 8.3 has not been satisfied as of the Outside Date and the Vendors have not waived such condition on or before the Outside Date; provided that neither Vendor is in material breach of this Agreement at the time it attempts to terminate this Agreement;

(g)	by the Purchaser, if either Vendor shall have breached or failed to perform any of the representations, warranties, covenants or agreements of such Vendor set forth in this Agreement, which breach or failure to perform would cause a failure of any of the conditions set forth in Section 8.1 or 8.2, and such breach or failure to perform, if curable, is not cured prior to the earlier of (i) thirty (30) days following receipt by such Vendor of written notice of such breach or failure and (ii) two (2) Business Days prior to the Outside Date; provided that the terminating party is not then in breach in any material respect of any of its representations or warranties or in breach in any material respects of any of its covenants or agreements contained in this Agreement that would give rise to the failure of a condition set forth in Section 8.1 or 8.3; or

(h)

by the Vendors, if Purchaser shall have breached or failed to perform any of the representations, warranties, covenants or agreements of Purchaser set forth in this Agreement, which breach or failure to perform would cause a failure of any of the conditions set forth in Section 8.1 or 8.3, and such breach or failure to perform, if curable, is not cured prior to the earlier of (i) thirty (30) days following receipt by Purchaser of written notice of such breach or failure and (ii) two (2) Business Days prior to the Outside Date; provided that the terminating party is not then in breach in any material respect of any of its representations or warranties or in breach in any material respects of any of its covenants or agreements contained in this Agreement that would give rise to the failure of a condition set forth in Section 8.1 or 8.2.

9.2	Effect of Termination

In the event that this Agreement is terminated pursuant to Section 9.1, written notice thereof shall be given to the other parties, specifying the provision(s) pursuant to which such termination is made, and this Agreement shall forthwith become null and void, except (i) for the provisions of Article 1, Article 12 and this Section 9.2, all of which shall survive termination of this Agreement and (ii) that no termination shall relieve any party from liability for any willful or intentional breach of this Agreement prior to such termination. Furthermore, in the event that this Agreement is terminated pursuant to Section 9.1(e), and Conifex or its Affiliates enters into an agreement with respect to an Alternative Transaction within six (6) months after such termination, then Conifex shall promptly, but within ten (10) Business Days, reimburse Purchaser for any documented out-of-pocket expenses incurred by it or its Affiliates in connection with this Agreement, the other Transaction Documents, and the transactions contemplated hereby and thereby, not to exceed $1,000,000.

ARTICLE 10

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS;

R&W INSURANCE POLICY

10.1	Survival

The representations and warranties of the parties contained in this Agreement and in any certificate delivered pursuant to this Agreement shall terminate on Closing (except as provided in this Section 10.1), it being understood and agreed that none of the Vendors, the Purchaser or any of their respective Affiliates or their respective directors, managers, officers, employees, agents or Representatives shall have recourse under this Agreement following the consummation of the Closing for any Losses for breach of or inaccuracy in any such representation or warranty, except for (a) Claims based on Fraud (based solely on the representations and warranties in Articles 6 and 7), which shall survive until the expiration of the applicable statute of limitations period imposed by applicable Law, and (b) Claims based on the Vendors’ Fundamental Representations and Warranties and the Purchaser’s Fundamental Representations and Warranties, in each case, which shall survive the Closing for a period of one (1) year. All covenants and agreements set forth in this Agreement, including those requiring performance from and after the Closing, shall survive the Closing and shall continue in accordance with their terms. No claims for indemnification for the breach of the Vendors’ Fundamental Representations and Warranties or the Purchaser’s Fundamental Representations and Warranties pursuant to this Section 10 may be made by any Indemnified Party pursuant to this Agreement following the end of the applicable survival period for such representation or warranty, except that, if notice of the intent to seek indemnification hereunder has been given to the Indemnifying Party in accordance with the terms hereof or a claim for indemnification has been made, prior to the expiration of the applicable survival period, the Indemnifying Party’s indemnification obligations hereunder shall continue as to any such matter until the liability of the Indemnifying Party shall have been determined in accordance with this Article 10.

10.2	R&W Insurance Policy

The parties acknowledge that, as of the date hereof, Purchaser has obtained the R&W Insurance Policy. The Purchaser acknowledges and agrees that the R&W Insurance Policy shall at all times provide that: (a) the insurer shall have no, and shall waive and not pursue any and all subrogation rights against the Vendors except for fraud (as defined in such policy) based solely on the representations and warranties in Article 6; (b) the Vendors are a third party beneficiary of such waiver; and (c) the Purchaser shall not amend the R&W Insurance Policy in any manner that would result in liability to the Vendors (including with respect to the subrogation provisions) without the Vendors’ express written consent, which may be granted or withheld in Vendors’ sole discretion. At such times as required by the R&W Insurance Policy, Purchaser shall pay or cause to be paid, and shall be solely liable for, all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commission for Purchaser’s broker, Taxes related to such policy and other fees and expenses of such policy. For the avoidance of doubt, with respect to any breach or inaccuracy of any representation or warranty made by the Vendors contained in this Agreement or in any certificate delivered by such Person at Closing (other than a Claim for Fraud or breach of the Vendors’ Fundamental Representations and Warranties), the R&W Insurance Policy is the sole and exclusive source to satisfy any claim for such indemnification by a Purchaser Indemnitee, and the Vendors and their directors, officers, employees, shareholders, agents and Affiliates shall have any liability or other obligations with respect to such indemnification.

10.3	Vendor Indemnification

Subject to the limitations set forth in this Article 10, including in Section 10.5, from and after the Closing, the Vendors agree, jointly and severally, to indemnify, defend and hold the Purchaser and its directors, officers, employees, shareholders, agents and Affiliates (the “Purchaser Indemnitees”) harmless against Losses suffered or incurred directly or indirectly by the Purchaser Indemnitees, which arise out of or are in respect of any: (i) breach or inaccuracy of any of the Vendors’ Fundamental Representations and Warranties; (ii) breach of or failure by any Vendor to carry out, perform, satisfy and discharge any covenants or agreements made by such Vendor in this Agreement; (iii) the Tax matters described in Section 5.1(a); and (iv) Fraud (with respect to the making of the representations and warranties in Articles 6).

10.4	Purchaser’s Indemnification

Subject to the limitations set forth in this Article 10, including in Section 10.5, from and after the Closing, the Purchaser agrees to indemnify, defend and hold the Vendors and their respective directors, officers, employees, shareholders, agents and Affiliates harmless against any Losses which arise out of or are in respect of any: (i) breach or inaccuracy of any of the Purchaser’s Fundamental Representations and Warranties; (ii) breach of or failure by the Purchaser to carry out, perform, satisfy and discharge any covenants or agreements made by the Purchaser in this Agreement; and (iii) Fraud (with respect to the making of the representations and warranties in Articles 7).

10.5	Limitations

The Purchaser Indemnitees’ right to indemnification pursuant to Section 10.3 and the Vendors’ right to indemnification pursuant to Section 10.4 are each subject to the following limitations:

(a)

Notwithstanding anything to the contrary in this Agreement, no Indemnifying Party shall have any liability under any provision of this Agreement for exemplary or punitive damages, except to the extent awarded by a court of competent jurisdiction in connection with a claim made by a third party.

(b)	The total liability of the Vendors pursuant to this Agreement shall not exceed the Purchase Price, except in the case of Fraud or pursuant to Section 5.1(a).

(c)	The total liability of the Purchaser pursuant to this Agreement shall not exceed the Purchase Price, except in the case of Fraud.

(d)	Each party shall use commercially reasonable efforts in order to minimize the Losses for which indemnification is provided under Sections 10.3 or 10.4.

10.6	Indemnification Notice

Promptly upon obtaining knowledge of any claim, event, fact or demand which gives rise to, or is reasonably expected to give rise to, a claim for indemnification hereunder, any party seeking indemnification under Sections 10.3 or 10.4, as applicable, (an “Indemnified Party”) shall give written notice of such claim or demand (“Notice of Claim”) to the party or parties from which indemnification is sought (collectively, an “Indemnifying Party”), setting forth the amount of the claim, if known. The Indemnified Party shall furnish to the Indemnifying Party, in reasonable detail, such information as it may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). No failure or delay by the Indemnified Party in the performance of the foregoing shall reduce or otherwise affect the obligation of any Indemnifying Party to indemnify, defend and hold the Indemnified Party harmless, except to the extent that such failure or delay shall have materially adversely affected the Indemnifying Party’s ability to defend against, settle, mitigate or satisfy any Loss for which the Indemnified Party is entitled to indemnification hereunder.

10.7	Indemnification Procedure

If the claim or demand set forth in the Notice of Claim given by the Indemnified Party pursuant to Section 10.6 relates to a claim or demand asserted by a third party, the Indemnifying Party shall have the right to elect (by notice in writing to the Indemnified Party within thirty (30) days after the date the Notice of Claim is deemed delivered pursuant to Section 10.6) to defend such third party claim or demand on behalf of the Indemnified Party, at the Indemnifying Party’s sole cost and expense, if (i) the Indemnifying Party acknowledges that it is obligated to indemnify the Indemnified Party in full in respect of such claim or Proceeding, and (ii) the third party claim involves only monetary damages and does not seek an injunction or other equitable relief or any criminal or quasi criminal liability. If the Indemnifying Party elects to defend such third party claim or demand, the Indemnified Party shall make available to the Indemnifying Party and its agents and Representatives as reasonably requested all records and other materials which are reasonably required in the defense of such third party claim or demand and shall otherwise reasonably cooperate with and assist the Indemnifying Party in the defense of such third party claim or demand, subject to the reimbursement of the reasonable out-of-pocket costs and expenses incurred by the Indemnified Party as a result of a request by the Indemnifying Party to so cooperate. So long as the Indemnifying Party is defending such third party claim or demand in good faith, the Indemnified Party shall not pay, settle or compromise such third party claim or demand without the consent of the Indemnifying Party, such consent not to be unreasonably withheld, delayed or conditioned. If the Indemnifying Party elects to defend such third party claim or demand, the Indemnified Party shall have the right to participate in the defense of such third party claim or demand, at its own expense, provided, however, that if the Indemnifying Party does not elect to defend such third party claim or demand, does not defend such third party claim in good faith and a timely manner, or if there are one or more legal defenses available to the Indemnified Party that conflict with those available to the Indemnifying Party, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party’s expense, to defend or participate in the defense of such third party claim or demand. The Indemnifying Party shall not have the right to settle, compromise or discharge a third-party Claim, including any Proceeding involving Taxes, without the consent of the Indemnified Party (not to be unreasonably withheld). If the Indemnifying Party does not assume the defense of a third-party Claim within thirty (30) days following receipt of a Notice of Claim, the Indemnified Party, by notice to the Indemnifying Party, may employ its own counsel and control the defense of the Third Party Claim and the Indemnifying Party shall be liable for the reasonable fees and disbursements of counsel employed by the Indemnified Party, provided that in any such case the Indemnified Party shall diligently and in good faith contest such third-party Claim.

10.8	Effect of Indemnity Payments

The parties agree to treat all payments made under the indemnity provisions of Sections 10.3 and 10.4 as adjustments to the Purchase Price for Tax purposes to the extent allowable by Law and that such agreed treatment shall govern for purposes hereof.

10.9	No Double Recovery

No Indemnified Party shall be entitled to recover from any Indemnifying Party under the Transaction Documents more than once in respect of the same Loss (notwithstanding that such Loss may result from breaches of multiple provisions of the Transaction Documents).

Notwithstanding anything else contained herein, the indemnity provided by the Vendors in Section 10.3 shall exclude any amounts that are actually recovered under the terms of the R&W Insurance Policy (whether such amounts are received before or after Satisfaction by the Vendors of the indemnity).

10.10	No Materiality

For purposes of this Article 10, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty, except in the case of Vendors’ Fundamental Representations and Warranties, Purchaser’s Fundamental Representations and Warranties, and Fraud.

10.11	Exclusive Remedy; Right to Indemnification

Each party hereto acknowledges and agrees that, from and after the Closing, except for (i) actions seeking equitable relief pursuant to Section 5.3(d) or Section 12.12 and disputes under Sections 2.6, which disputes will be resolved in accordance with such Sections, (ii) Claims for Fraud, and (iii) the rights of the Purchaser and its Affiliates under the R&W Insurance Policy, its sole and exclusive remedy with respect to any and all rights, claims and causes of action it may have against any other party hereto and its Affiliates and their respective stockholders, members, managers, trustees, officers, directors, employees, agents, Representatives, successors and assigns for claims arising out of any breach of, non-fulfillment of or inaccuracy in any representation, warranty, covenant, agreement or obligation contained in this Agreement or in any Closing certificate delivered hereunder, whether arising under or based upon any Law or otherwise, shall be pursuant to the indemnification provisions set forth in this Article 10.

The right to indemnification, payment of Losses, termination of this Agreement pursuant to Article 8, or other remedy based upon misrepresentation, inaccuracy, or breach of representations, warranties, covenants, agreements, or obligations (and the right to rely on such representations, warranties covenants, agreements, and obligations for all purposes including measuring Losses) will not be affected by any act or omission of Purchaser or any investigation conducted or knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement, or obligation or otherwise (including any past, present, or future Law). The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement, or obligation, will not affect the right to indemnification, payment of Losses or other remedy based on such representations, warranties, covenants, agreements and obligations. Notwithstanding anything to the contrary set forth in this Agreement, the settlement of any amount under Section 2.6 shall not preclude or diminish a claim under this Article 10, except to the extent that the same would constitute a duplicative recovery.

ARTICLE 11

POST-CLOSING MATTERS

11.1	Post-Closing Access to Records and Records Retention

(a)

The Purchaser and the Vendors shall provide each other with such assistance as may reasonably be requested by the other in connection with the preparation of any return or report of Taxes, any audit or other examination by any taxing authority, or any judicial or administrative Proceedings relating to liabilities for Taxes. Such assistance shall include making employees available on a mutually convenient basis during normal business hours to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax Returns and supporting material. The party requesting assistance hereunder shall reimburse the assisting party for reasonable out-of-pocket expenses incurred in providing assistance. The Purchaser and the Vendors will retain for the full period of any statute of limitations (but not less than seven (7) years) and provide the other with any records or information which may be relevant to such preparation, audit, examination, proceeding or determination.

(b)

Without limiting Section 11.1(a) above, in order to facilitate the resolution of any Claims made by or against any third party (other than any such Claims made by or against a party hereto) after the Closing, or for any other legitimate business purpose, upon reasonable notice, each party hereto shall, subject to any confidentiality obligation to a third Person, maintenance of attorney-client privilege and any other bona fide and good faith restriction on its ability to provide information or access: (i) afford the officers, employees and authorized agents and Representatives of the other party reasonable access, during normal business hours, to the offices, properties, books and records of such party with respect to the operation of the Business that are in the possession of such party, (ii) furnish to the officers, employees and authorized agents and Representatives of the other party such additional financial and other information regarding the Business as the other party may from time to time reasonably request, and (iii) make available to the other party the employees of such party whose assistance, testimony or presence of such persons as witnesses in hearings or trials for such purposes are necessary or reasonably desirable to the other party; provided, however, that such investigation shall not unreasonably interfere with the business or operations of such party. In no event shall the Vendors have access to the Tax Returns of the Purchaser.

(c)

Each party hereto agrees for a period extending seven (7) years after the Closing Date not to destroy or otherwise dispose of any records relating to the Business for the period prior to the Purchaser’s acquisition of the Purchased Securities.

11.2	Consents Not Obtained at Closing

If the Vendors are not able to obtain any consents from third parties which may be required to effect the transactions contemplated hereby as of the Closing, and any applicable condition relating thereto has been waived by the Purchaser, then upon the request of the Purchaser during the one (1) year period following the Closing Date, the Vendors will use reasonable commercial efforts to obtain such consents. The Purchaser will reasonably cooperate with the Vendors in obtaining the same and will take such steps as reasonably requested by the Vendors with respect thereto. The Vendors will consult with the Purchaser with respect to the obtaining of such consents, will keep the Purchaser apprised of the status thereof, and will allow the Purchaser to participate in any discussions or negotiations relating to such consents. The Purchaser agrees to furnish the Vendors with financial and other information relating to the Purchaser reasonably requested by the parties from whom the consent is being obtained. In obtaining such consents, the Vendors will not agree to (i) any modifications of any material terms of any Contracts or any terms of any Permits, including Conifex Group Environmental Permits, or (ii) the payment of any sums to obtain such consents, in each case, without the written consent of the Purchaser.

11.3	Communications and Remittances

(a)

All mail, communications, notices and/or remittances regarding sales, reimbursements or credits relating to sales of the Business possessed or received by the Vendors at any time after the Closing Date shall be promptly turned over to the applicable member of the Conifex Group. The Vendors shall cooperate with the Purchaser, and take such actions as the Purchaser may reasonably request, to assure that customers of the Business send such remittances directly to the applicable member of the Conifex Group and to assure that there is no interruption in the receipt or processing of customer remittances.

(b)

As soon as practicable following Closing, the Vendors and the Purchaser agree to send a joint communication to trade customers relating to the transactions contemplated hereby, in such form as may be approved by the Purchaser and the Vendors, each acting reasonably.

ARTICLE 12

MISCELLANEOUS

12.1	Costs and Expenses

Except as otherwise expressly provided in this Agreement, each of the Purchaser and the Vendors will pay their own costs and expenses (including attorneys’ fees, accountants’ fees and other professional fees and expenses) in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

12.2	Entire Agreement; Amendments; Waiver

(a)

The Disclosure Schedule and the Schedules referenced in this Agreement are incorporated into this Agreement, and together with the other Transaction Documents and the Confidentiality Agreement, contain the entire agreement among the parties hereto with respect to the transactions contemplated hereunder and thereunder, and supersede all negotiations, representations, warranties, commitments, offers, contracts and writings prior to the date hereof with respect hereto and thereto. The information set forth in the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever.

(b)

This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each of Purchaser and the Vendors. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

12.3	Counterparts

This Agreement may be executed in one or more counterparts and delivered by electronic transmission, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

12.4	Assignment, Successors and Assigns

Neither this Agreement nor the respective rights and obligations of any party hereto may be assigned without the prior written consent of the other parties hereto; provided, however, that the Purchaser may assign all or part of its rights under this Agreement and delegate all or part of its obligations under this Agreement to one or more business entities who are Affiliates, in which event all the rights and powers of the Purchaser and remedies available to it under this Agreement shall extend to and be enforceable by each such Affiliate. Any such assignment and delegation shall not release the Purchaser from its obligations under this Agreement, and, further, the Purchaser guarantees to the Vendors the performance by each such Affiliate of its obligations under this Agreement. In the event of any such assignment and delegation, the term “Purchaser” as used in this Agreement shall be deemed to refer to each such Affiliate of the Purchaser where reference is made to actions to be taken with respect to the acquisition of the Purchased Securities and shall be deemed to include both the Purchaser and each such Affiliate where appropriate. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

12.5	Severability

If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

12.6	Headings

The captions of the various Articles and Sections of this Agreement have been inserted only for convenience of reference and shall not be deemed to modify, explain, enlarge or restrict any of the provisions of this Agreement.

12.7	Disclosure

All notices to or public filings with third parties and all other publicity relating to the transactions contemplated by this Agreement shall be jointly planned, coordinated, and agreed to by the Purchaser and the Vendors, except to the extent disclosures are required by Law (subject to this Section). If a public statement disclosing the terms of the transaction is required to be made under applicable Law, the party making such determination will allow the other party to review such statement or release in advance of its issuance; provided, however, that to the extent any specific disclosure is required by applicable Law to be included in any such statement or release, the party making such statement or release shall not be restricted from including such disclosure in the statement or release. Notwithstanding the foregoing, the parties acknowledge that each of Conifex and Resolute Forest Products Inc., the ultimate parent company of Purchaser, is required by Law to issue a press release or other public disclosure and/or filings upon signing this Agreement and/or the Closing, and may be required to make a public filing of a copy of this Agreement after signing this Agreement. Each of the parties hereby consents to such disclosures and filings made in accordance with applicable Law, provided that they are provided a copy and an opportunity to review at least twenty-four hours prior to release or filing thereof and subject to such redactions of the Agreement as the Purchaser and the Vendors may reasonably determine are permitted under applicable Law.

12.8	Notices

If to the Purchaser:

Resolute FP US Inc. c/o Resolute Forest Products, Inc. 111 Robert-Bourassa Blvd., Suite 5000
Montréal, QC H3C 2M1
Facsimile No.: (514) 394-3644
Attn: Stephanie Leclaire, Vice President, Legal Affairs
Email: stephanie.leclaire@resolutefp.com
Telephone: (514) 394-3642 with a copy (which shall not constitute notice) to:

Akerman LLP 350 East Las Olas Blvd., Suite 1600
Fort Lauderdale, FL 33316
Attention: Mary V. Carroll
Fax: (305) 349-4764
E-mail: mary.carroll@akerman.com

If to the Vendors or Conifex:

Conifex Timber Inc. 980 – 700 West Georgia Street
Vancouver, British Columbia V7Y 1B6

Attention:	Kenneth A. Shields
Fax:	(778) 331-8944
E-mail:	ken.shields@conifex.com
Telephone:	(604) 216-2949

with a copy (which shall not constitute notice) to:

Sangra Moller LLP 1000 – 925 West Georgia Street
Vancouver, British Columbia V6C 3L2

Attention:	Harjit Sangra/Gary Gill
Fax:	(604) 669-8803
E-mail:	hsangra@sangramoller.com/ggill@sangramoller.com

(a)

All notices, requests, demands and other communications under this Agreement shall be in writing and delivered in person, or sent by (i) electronic mail or facsimile, (ii) certified mail, postage prepaid, or (iii) nationally recognized overnight courier with a reliable tracking system, and properly addressed as above.

(b)

Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is delivered to the party sought to be charged with its contents.

(c)

All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 12.8, (i) if delivered personally, shall be effective upon delivery; (ii) if delivered by courier or overnight delivery using an internationally recognized courier service (charges prepaid), and addressed to the intended recipient as set forth above, shall be effective upon the next Business Day; (iii) if sent by electronic mail or facsimile, shall be delivered upon transmission if the sender on the same Business Day (or the next Business Day if the email is not sent on a Business Day or is sent after 5 p.m. Eastern time) sends a confirming copy of such notice pursuant to subclause (ii) above; and (iv) if delivered by certified mail, shall be effective three (3) Business Days after deposit in the mail, postage prepaid.

12.9	No Third Party Beneficiaries

This Agreement is solely for the benefit of the Vendors and their successors and permitted assigns with respect to the obligations of the Purchaser under this Agreement and solely for the benefit of Purchaser and its successors and permitted assigns with respect to the obligations of the Vendors under this Agreement. This Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

12.10	Governing Law

The validity, interpretation and effect of this Agreement shall be governed exclusively by the Laws of the State of New York, excluding any choice of law rules that would result in the application of the substantive Laws of any other jurisdiction.

12.11	Jurisdiction and Consent to Service

Each of the Vendors and the Purchaser:

(a)	agrees that any suit, action or Proceeding arising out of or relating to any provision of this Agreement will be brought in the federal or state courts located in New York, New York;

(b)	consents to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of any provision of this Agreement;

(c)	waives any objection that it may have to the laying of venue in any such suit, action or proceeding in any such court; and

(d)	agrees that service of any court paper may be made in such manner as may be provided under applicable Laws or court rules governing service of process or pursuant to Section 12.8 hereof.

12.12	Equitable Remedies

Each of the parties hereto acknowledges and agrees that, in the event of any breach of any covenant or agreement of this Agreement, the non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) shall be entitled, in addition to any other remedy to which they may be entitled under Article 10 or Section 9.2, to seek injunctive relief and/or to compel specific performance to prevent breaches of any covenant or agreement of this Agreement and (b) will waive, in any action for specific performance, the defense of the adequacy of a remedy at law and any requirement of a bond or other security.

12.13	Waiver of a Jury Trial

EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, CLAIM, SUIT OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED BY THIS AGREEMENT. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING

WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.13.

12.14	No Presumption Against Drafter

Each of the parties hereto has jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or if a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement the day and year first above written.

VENDORS:		PURCHASER:

CONIFEX USA INC.		RESOLUTE FP US INC.

By:	/S/ Kenneth A. Shields	By:	/S/ Yves Laflamme
Name:	Kenneth A. Shields	Name:	Yves Laflamme
Title:	President	Title:	President

CONIFEX HOLDCO LLC
		By:	/S/ Remi G. Lalonde
		Name:	Remi G. Lalonde
		Title:	Vice President and Chief Financial Officer
By:	/S/ Kenneth A. Shields
Name:	Kenneth A. Shields
Title:	President

CONIFEX:

CONIFEX TIMBER INC.

By:	/S/ Kenneth A. Shields
Name:	Kenneth A. Shields
Title:	Chief Executive Officer

[Signature Page to the Securities Purchase Agreement]

SCHEDULES

Schedule	Description
“A”	Representations and Warranties of the Vendors

“B”	Representations and Warranties of the Purchaser

“C”	Illustration of Net Working Capital

“D”	Allocation Schedule

“E”	Disclosure Schedule

“F”	Form of Estoppel Certificate

“G”	Form of Transition Services Agreement

SCHEDULE “A”

REPRESENTATIONS AND WARRANTIES OF THE VENDORS

The Vendors, jointly and severally, represent and warrant to the Purchaser as of the date of this Agreement and as of the Closing Date as follows:

6.1	Due Formation and Qualification

(a)

Each of Navcor, Suwannee Timber, Caddo River, Conifex Cross City and BW SLC is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware and has the requisite limited liability company power and capacity to own, lease and operate its assets and to carry on its respective Business as Presently Conducted. Each of Navcor, Suwannee Timber, Caddo River, Conifex Cross City and BW SLC is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business as Presently Conducted makes such licensing or qualification necessary; except where the failure to be so licensed or qualified would not have a Material Adverse Effect.

(b)

Conifex Glenwood is a limited liability company duly formed, validly existing and in good standing under the laws of Texas and has the requisite limited liability company power and capacity to own, lease and operate its assets and to carry on its respective Business as Presently Conducted. Conifex Glenwood is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business as Presently Conducted makes such licensing or qualification necessary; except where the failure to be so licensed or qualified would not have a Material Adverse Effect.

(c)

El Dorado is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and capacity to own, lease and operate its assets and to carry on its Business as Presently Conducted. El Dorado is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business as Presently Conducted makes such licensing or qualification necessary; except where the failure to be so licensed or qualified would not have a Material Adverse Effect.

6.2	Equity Interests

(a)

Conifex USA is the sole record and direct Beneficial Owner of the El Dorado Shares, free and clear of all Encumbrances (other than those related to the Closing Discharged Indebtedness to be discharged on Closing) and any other rights of others. El Dorado does not own, or have any interest, directly or indirectly, in any equity or other securities of, or any other ownership interest in, any Person.

(b)

All necessary steps and proceedings will have been taken as at the Closing to permit the Conifex Holdco Subsidiary Membership Interests and the El Dorado Shares to be duly and validly transferred to and registered in the name of the Purchaser as fully paid and non-assessable membership interests in the Conifex Holdco Subsidiaries and fully paid and non-assessable shares in El Dorado (as the case may be) free and clear of all Encumbrances.

(c)

No member of the Conifex Group has (i) any agreements, options or commitments to acquire any equity or other securities of, or any other ownership interests in, any Person or any direct or indirect equity or ownership interest in any other business, or (ii) any obligation to purchase or repurchase, redeem or otherwise acquire any equity securities or other securities of any Person.

(d)

Conifex Holdco is the sole record and direct Beneficial Owner of all of the issued and outstanding membership interests or other equity securities of Navcor, free and clear of all Encumbrances and any other rights of others. Navcor does not own, or have any interest, directly or indirectly, in any equity or other securities of, or any other ownership interest, in any Person.

(e)

Conifex Holdco is the sole record and direct Beneficial Owner of all of the issued and outstanding membership interests or other equity securities of Suwannee Timber, free and clear of all Encumbrances and any other rights of others. Suwannee Timber does not own, or have any interest, directly or indirectly, in any equity or other securities of, or any other ownership interest in, any Person.

(f)

Conifex Holdco is the sole record and direct Beneficial Owner of all of the issued and outstanding membership interests or other equity securities of Caddo River, free and clear of all Encumbrances and any other rights of others. Caddo River does not own, or have any interest, directly or indirectly, in any equity or other securities of, or any other ownership interest in, any Person.

(g)

Conifex Holdco is the sole record and direct Beneficial Owner of all of the issued and outstanding membership interests or other equity securities of Conifex Glenwood, free and clear of all Encumbrances and any other rights of others. Conifex Glenwood does not own, or have any interest, directly or indirectly, in any equity or other securities of, or any other ownership interest in, any Person.

(h)

Conifex Holdco is the sole record and direct Beneficial Owner of all of the issued and outstanding membership interests or other equity securities of Conifex Cross City, free and clear of all Encumbrances and any other rights of others. Conifex Cross City does not own, or have any interest, directly or indirectly, in any equity or other securities of, or any other ownership interest in, any Person.

(i)

Conifex Holdco is the sole record and direct Beneficial Owner of all of the issued and outstanding membership interests or other equity securities of BW SLC, free and clear of all Encumbrances and any other rights of others. BW SLC does not own, or have any interest, directly or indirectly, in any equity or other securities of, or any other ownership interest in, any Person.

(j)	Except as disclosed in Sections 6.2(a)-(i) of this Schedule “A”, there are no issued, reserved for issuance or outstanding:

(i)	securities or other equity interests in any member of the Conifex Group;

(ii)

securities convertible into or exercisable or exchangeable for any membership interest or unit in any member of the Conifex Group, including into or exercisable or exchangeable for any of the Purchased Securities;

(iii)

options, warrants, purchase rights, subscription rights, or other rights or agreements (or any right or privilege capable of becoming an option, warrant, purchase right, subscription right or other right or agreement) to acquire any membership interest or shares in any member of the Conifex Group, including any of the Purchased Securities, or other obligations of any member of the Conifex Group to issue, transfer, sell or otherwise cause to become outstanding, any of the Purchased Securities or other equity interests or securities convertible into or exercisable or exchangeable for, Purchased Securities or other equity interests in any member of the Conifex Group; or

(iv)	obligations of any member of the Conifex Group to repurchase, redeem or otherwise acquire any Purchased Securities.

(k)

The rights, privileges, restrictions and conditions attached to the Conifex Holdco Subsidiary Membership Interests are as set out in the certificate of formation and operating agreement of each respective Conifex Holdco Subsidiary, true and correct copies of which have been provided to the Purchaser.

(l)	The rights, privileges, restrictions and conditions attached to the El Dorado Shares are as set out in the certificate of incorporation and by-laws of El Dorado.

(m)

There is no outstanding securityholder agreement, proxy, voting trust, right to require registration under any applicable securities Laws or any other arrangement or commitment to which any member of the Conifex Group is a party or bound, with respect to the voting, disposition or registration of any Purchased Securities.

(n)

Each of the Purchased Securities is duly and validly issued, fully paid and non-assessable. No Purchased Securities have been issued in violation of any preemptive rights or other rights of any Person.

6.3	Authority

(a)

Each of the Vendors and Conifex is duly formed or organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the power and authority to execute and deliver and perform its obligations under this Agreement and each Transaction Document to which it is a party and to transfer the legal and beneficial title and ownership of the Purchased Securities to the Purchaser free and clear of all Encumbrances and any restrictions on transfer.

(b)

Each of the Vendors and Conifex has taken all requisite action to authorize its execution and delivery of this Agreement and each Transaction Document to which it is a party and the performance of its obligations under this Agreement and each such Transaction Document, and this Agreement has been, and at the Closing each Transaction Document to which it is a party will be, duly authorized, executed and delivered by each such Vendor and Conifex, and (assuming, in each case, the due authorization, execution and delivery by each other party thereto) is or will be binding upon, and enforceable against, each such Vendor and Conifex in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(c)	Except as disclosed in Section 6.3(c) of the Disclosure Schedule, there is no Contract, option or any other right of another Person binding upon:

(i)

either Vendor or any Affiliate thereof to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Purchased Securities or any other equity securities of the Conifex Group other than pursuant to the provisions of this Agreement;

(ii)	any member of the Conifex Group to reserve for issuance any Purchased Securities or any other equity securities of any member of the Conifex Group; and

(iii)

any member of the Conifex Group to sell, transfer, assign, pledge, mortgage or in any other way dispose of or encumber any of the assets of the Conifex Group, including, without limitation, the Business Assets other than sales of Conifex Group Logs and Lumber Inventory by the Conifex Group in the usual and Ordinary Course.

6.4	No Violations and Consents

(a)

The execution, delivery and performance of this Agreement and each Transaction Document by the Vendors and Conifex or any other party thereto (but excluding the Purchaser) does not and will not, after the giving of notice, or the lapse of time, or otherwise:

(i)

conflict with, result in any violation of, or constitute a default under, (A) the certificate of incorporation or formation, by-laws, operating agreement or other constating or organizational documents of either Vendor, Conifex, or any member of the Conifex Group, (B) any Conifex Group Permit or Conifex Group Material Contract or (C) any applicable Law in respect of which either Vendor, Conifex, or any member of the Conifex Group must comply;

(ii)

result in the creation of any Encumbrance upon any of the Purchased Securities or the Business Assets (except to the extent arising under this Agreement or, with respect to the Business Assets, Permitted Encumbrances); or

(iii)	terminate, amend or modify, or give any party the right to terminate, amend, modify, accelerate, abandon, cancel or refuse to perform, any Conifex Group Permit or Conifex Group Material Contract.

(b)

The execution and delivery by the Vendors and Conifex of this Agreement and each Transaction Document does not, and the performance by the Vendors, Conifex or any member of the Conifex Group of its respective obligations hereunder and thereunder will not, require any consent, Order, approval, authorization or other action of, or make any filing with or give any notice to:

(i)	any Governmental Authority, except as disclosed in Section 6.4(b) of the Disclosure Schedule; or

(ii)	any third party with respect to any Conifex Group Material Contract, except as disclosed in Section 6.4(b) of the Disclosure Schedule.

6.5	Brokers

(a)

Except as disclosed in Section 6.5 of the Disclosure Schedule, neither this Agreement, nor any Transaction Document, nor the sale of the Purchased Securities or any other transactions contemplated by this Agreement was induced or procured through any Person acting on behalf of, or representing, any Vendor or any of its Affiliates as broker, finder, investment banker, financial advisor or in any similar capacity, or has or will give rise to any liability for any brokerage, finder’s or other fee or commission. No member of the Conifex Group has, or will have, any liability or obligation for any brokerage, finder’s or other fee or commission as a result of or in connection with the transactions contemplated by this Agreement.

6.6	Contracts

(a)

Section 6.6 of the Disclosure Schedule sets forth a true and complete list of all Conifex Group Material Contracts. “Conifex Group Material Contracts” means, together with any Conifex Group Real Property Documents and Conifex Group Tangible Personal Property Documents, the following written Contracts entered into by any member of the Conifex Group or binding upon any member of the Conifex Group, the Business, or any Business Assets, and any of the same which are oral in nature:

(i)	any lease or license of Conifex Group Tangible Personal Property from or to third parties providing for payments in excess of $50,000 annually;

(ii)	any Contract relating to capital expenditures and involving future payments in excess of $100,000;

(iii)	any indenture, loan or credit agreement, security agreement or other Contract (or group of related Contracts) under which any member of the

Conifex Group or any of their Affiliates have created, incurred, assumed, or guaranteed any Indebtedness, in each case under which any of the assets or properties of the Business or any member of the Conifex Group, including the Purchased Securities are subject to any Encumbrance (other than Permitted Encumbrances);

(iv)	any guarantee, indemnification, surety or similar obligation for an amount greater than $100,000;

(v)	any (A) joint or cooperative marketing or development Contract or (B) other Contract concerning a partnership, franchising arrangement or joint venture;

(vi)	any Contract relating to the exclusive right to sell or distribute any Conifex Group Logs and Lumber Inventory or products of any member of the Conifex Group;

(vii)	any Contracts, options or commitments to acquire or lease any real property or assets other than, in the latter case, those assets that are to be used in the usual and Ordinary Course;

(viii)

any Contract, option, understanding or commitment for the purchase from any member of the Conifex Group of the Business or any of its assets other than Conifex Group Logs and Lumber Inventory sold in the usual and Ordinary Course;

(ix)

any Contract with (A) a wood supplier that provides for aggregate future payments to or from a member of the Conifex Group of more than $250,000 per annum, (B) a customer or any other supplier that provides for aggregate future payments to or from a member of the Conifex Group of more than $100,000 per annum, and (C) any Major Customer or Major Supplier, in each case, other than customer orders and purchase orders under which no further liabilities or obligations remain;

(x)	any employment or consulting Contract where the total compensation payable (or reasonably expected to be paid) to such employee or consultant exceeds $100,000 per annum;

(xi)

any Contract for the acquisition and/or disposition of assets, or properties (whether by merger, sale of stock, sale of assets or otherwise), including any option to acquire (other than by lease) or sell any assets or properties, with an aggregate purchase price payable by or to a member of the Conifex Group of at least $100,000 (including any deferred amounts) or that provides for any potential future earn-out payments, installment payments or other similar payments of deferred or contingent purchase price relating to any acquisition of the assets or properties of any other Person, except for those Contracts solely for the purchases or sales of goods or services in the Ordinary Course;

(xii)

any Contract (x) limiting or prohibiting in any way the ability of a member of the Conifex Group to compete with any Person in any particular geographic location or line of business, (y) granting or providing for “most favored nation” pricing or exclusivity for any other party thereto, or (z) requiring a member of the Conifex Group to purchase all or substantially all of its requirements for a product or service from a particular Person or group of Persons (including any “take or pay” Contracts);

(xiii)

any Contract prohibiting, limiting or otherwise restricting in any way a member of the Conifex Group and/or their officers, directors, managers, equity owners or employees from (i) soliciting customers or suppliers or (ii) soliciting or having employees of any other Person;

(xiv)

any settlement, conciliation or similar Contract with any Governmental Authority or other Person containing obligations (monetary or otherwise) yet to be performed or completed by either or both parties;

(xv)

any (i) license (whether licensed in or licensed out) or similar Contract with respect to Intellectual Property rights, including development agreements, co-development agreements, settlement agreements, consent-to-use or standstill agreements, standalone source code escrow agreements, outsourcing agreements or other agreements relating to software development or information technology, and standalone Intellectual Property rights indemnification agreements or (ii) a Contract under which a member of the Conifex Group’s ability to use, disclose, license or enforce, or grant an exclusive right to, any Intellectual Property, is affected (in each case other than licenses in respect of generally available commercial, unmodified, “off the shelf” software used such member of the Conifex Group solely for its own internal use, for an aggregate fee, royalty or other consideration for any such software or group of related software licenses of no more than $50,000;

(xvi)	any Contract for the sale or purchase of goods on consignment;

(xvii)	any Contract relating to or requiring the indemnification of any Person in respect of Taxes, environmental liabilities, or any other liabilities;

(xviii)

any other Contract (or group of related Contracts) not otherwise described in this Section 6.6 with a term of greater than one year and involving payment to or by any member of the Conifex Group of $100,000 or more annually and not terminable by such member, as applicable, without penalty on fewer than 60 days’ notice.

(b)

Each Conifex Group Material Contract is a valid and binding obligation of the member(s) of the Conifex Group party thereto, as applicable, and, to the knowledge of the Vendors, is a valid and binding obligation of each of the other parties thereto, enforceable against such other parties in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity). Each member of the Conifex Group has performed all material obligations required to be performed by it under each Conifex Group Material Contract to which it is a party and is not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder and, to the knowledge of the Vendors, each other party to each Conifex Group Material Contract has performed in all material respects all obligations required to be performed by such party thereunder and is not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder.

(c)

All Conifex Group Material Contracts have been provided to Purchaser and are in full force and effect, without amendment thereto, and each member of the Conifex Group, as applicable, is entitled to all benefits thereunder.

(d)

No member of the Conifex Group is indebted to, or is owed any amount by, any officer, director, employee, shareholder, member, manager, partner, Affiliate, or any other related party of such member of the Conifex Group (in each case, other than any other member of the Conifex Group), as the case may be, except for usual employee reimbursements and compensation paid in the Ordinary Course as recorded in the Financial Statements. No member of the Conifex Group has, or will have, any liability or obligation to any employee, officer, director, shareholder, member, manager, partner, agent, Affiliate or any other related party of a member of the Conifex Group as a result of or in connection with the transactions contemplated by this Agreement.

6.7	Intercompany Matters and Indebtedness

(a)

Except for Closing Discharged Indebtedness and as set forth in Section 6.7(a) of the Disclosure Schedule, there are no intercompany or related party trade payables or receivables or any intercompany or related party loan payables or intercompany or related party loan receivables, between the Conifex Group (or any of them) on the one hand and the Vendors or any of its Affiliates on the other hand.

(b)

Upon payment of the Closing Discharged Indebtedness as set forth in the Closing Indebtedness Release, from and after Closing, no member of the Conifex Group shall have liability for any Indebtedness other than as set forth in Section 6.7(b) of the Disclosure Schedule.

6.8	Real Property

(a)

Section 6.8(a) of the Disclosure Schedule contains a true and complete list of all leases, subleases and other similar instruments, Contracts, arrangements relating to leasehold or subleasehold estates and other rights to occupy any land, buildings, structures, improvements, fixtures or other interest in real property (together with all amendments and supplements thereto), whether written or oral, to which a member of the Conifex Group is a party as lessee (collectively, the “Conifex Group Leased Real Property”), together with an identification of which member of the Conifex Group is party to such Contract and the nature of such entity’s interest therein. Complete and correct copies of all such Contracts have been provided to Purchaser. Other than as set forth in Section 6.8(a) of the Disclosure Schedule, no leases, subleases or other similar instruments, Contracts, or arrangements, whether written or oral relating to the Conifex Group Leased Real Property have been amended, supplemented, assigned, subleased or otherwise modified.

(b)

Section 6.8(b) of the Disclosure Schedule contains a true and complete list of all real property and interests in real property in which a member of the Conifex Group holds a fee simple interest (together with all buildings, other improvements and fixtures located thereon, the “Conifex Group Owned Real Property”), identifying the address, legal and beneficial owner thereof, and legal description thereof.

(c)

Section 6.8(c) of the Disclosure Schedule contains a true and complete list of all of the material easements, rights-of-way, licenses and other rights of any nature held by, used by or benefitting a member of the Conifex Group in any real property apart from the Conifex Group Leased Real Property and the Conifex Group Owned Real Property (collectively, the “Conifex Group Real Property Rights” and together with the Conifex Group Leased Real Property and the Conifex Group Owned Real Property, the “Conifex Group Real Property”), together with an identification of which member of the Conifex Group holds, uses, or benefits from such Conifex Group Real Property Right. Other than has set forth in Section 6.8(c) of the Disclosure Schedule, no Conifex Group Real Property Right has been amended, supplemented, assigned, subleased or otherwise modified.

(d)	No member of the Conifex Group has agreed or is otherwise obligated to acquire or lease any real property or interest in real property other than the Conifex Group Real Property.

(e)	The Conifex Group Real Property comprises all of the real property or interest therein used in the operation of the Business as Presently Conducted or by any member of the Conifex Group.

(f)

The Conifex Group, as applicable, is in sole and exclusive possession, and has the exclusive right to possess, use and occupy and has fee simple title to the Conifex Group Owned Real Property free and clear of all Encumbrances or other restrictions of any kind other than Permitted Encumbrances and items set forth in Section 6.8(f) of the Disclosure Schedule, and there are no unrecorded Encumbrances, easements, rights-of-way, agreements, licenses, leases or other rights related to or affecting such Conifex Group Owned Real Property, including leases, licenses, or rights with respect to the ownership, mining, extraction or removal of minerals of whatever kind or character (including coal, iron ore, oil, gas, sulfur, methane gas in coal seams, limestone and other minerals, metals and ores). There are no contracts, rights of first offer or rights to purchase or other agreements or instruments in force or effect that grant to any Person or any entity any right, title, interest or benefit in and to all or any part of the Conifex Group Real Property other than right of possession under the Tenant Leases.

(g)	There are no verbal or written leases, subleases, licenses or concessionaire agreements or other occupancy agreements affecting the Conifex Group Owned

Real Property other than the leases (the “Tenant Leases”) listed in Section 6.8(g) of the Disclosure Schedule, and a full copy of each Tenant Lease has been made available to Purchaser. Except for Permitted Encumbrances and any items set forth in Section 6.8(g) of the Disclosure Schedule, no other Person (including any mortgagee or pledgee) has, or has asserted by notice to the Vendors or a member of the Conifex Group, a beneficial or legal interest in or to any portion of any Conifex Group Real Property or any interest therein that is superior or adverse to, or that directly conflicts with, the Conifex Group’s interest in, or the occupancy or use of, the applicable Conifex Group Real Property.

(h)

The Vendors have made available to the Purchaser true and complete copies of all material Contracts relating to the Conifex Group Real Property, including all Tenant Leases and, with respect to the Conifex Group Owned Real Property, all of the deeds and other instruments pursuant to which the Conifex Group acquired any interest therein (collectively, the “Conifex Group Real Property Documents”) and all title insurance policies or commitments, title reports or title opinions, together with all amendments and supplements thereto affecting or related to the Conifex Group Real Property.

(i)

Each Conifex Group Real Property Document is a valid and binding obligation of the Conifex Group, as applicable, and, to the knowledge of the Vendors, each other party thereto, and is in full force and effect, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity). No member of the Conifex Group, nor, to the knowledge of the Vendors, any other party thereto, is in default under any Conifex Group Real Property Document and no event or circumstance currently exists which, with the giving of notice or the passage of time would become a default thereunder by the Conifex Group or, to the knowledge of the Vendors, any other party thereto. The Conifex Group, as applicable, is not and has not been in default in complying with the terms and provisions of any of the covenants, conditions, restrictions or easements applicable to the Conifex Group Real Property.

(j)	The Conifex Group, as applicable, has paid in full all royalties, rents and other amounts now due or heretofore being due under each of the applicable Conifex Group Real Property Documents.

(k)

Except as disclosed in Section 6.4(b) of the Disclosure Schedule, none of the Conifex Group Real Property Documents requires the consent of any other party thereto to consummate the transactions contemplated by this Agreement.

(l)

There does not exist any pending, or to the knowledge of the Vendors, threatened condemnation or eminent domain action that would impair the present use and/or operation of the Conifex Group Real Property, and none of the Conifex Group Real Property has suffered any material damage by fire or other casualty.

(m)

Except for Permitted Encumbrances and as disclosed in Section 6.8(m) of the Disclosure Schedule, the Business and operations of the Conifex Group on the Conifex Group Real Property, and the use of the Conifex Group Real Property, are not subject to any restriction or limitation and is not in contravention of any applicable Law.

(n)

No member of the Conifex Group has received notice of any delinquent assessment or any delinquent capital charges or levies assessed or proposed to be assessed against any of the Conifex Group Real Property by a Governmental Authority or that any Governmental Authority intends to require a member of the Conifex Group to pay for any future roads, utilities or services relating to the Conifex Group Real Property. No commitments have been made to any Governmental Authority, developer, utility company, school board, church or other religious body or any property owners’ association or to any other organization, group or individual relating to the Conifex Group Real Property which would impose an obligation upon the owner of the Conifex Group Real Property to make any contributions or dedications of money or land or to construct, install or maintain any improvements of a public or private nature on or off the Property.

(o)

Except as disclosed in Section 6.8(o) of the Disclosure Schedule, all improvements (including all plants, buildings, structures, erections, appurtenances and fixtures) situated on or forming part of the Conifex Group Real Property were completed in a good and competent manner and in accordance with the requirements of all applicable Laws. Such improvements are free of material defect, in good and workable condition, and are fit in all material respects for use in the Business as Presently Conducted. There are no, and in the past three (3) years have not been, any material violations of Law, and neither the Vendors nor any member of the Conifex Group has received any written notice of such material violation, with respect to the Conifex Group Real Property or any portion thereof.

(p)	The Conifex Group Real Property is serviced by all private and public utility services that are necessary for the Business and operations of the Conifex Group as Presently Conducted.

(q)

No member of the Conifex Group has received any notice, nor is there any basis that would reasonably likely result in an assertion, that the holder of any mortgage or deed of trust encumbering any of the Conifex Group Real Property, or any portion thereof or interest therein, or any insurance company which has issued a policy with respect to any of the Conifex Group Real Property or any board of fire underwriters (or other body exercising similar functions) claims, or intends to claim, any defect or deficiency in the Conifex Group Real Property (that has not been corrected) or requires, or intends to require, the performance of repairs, alterations or other work to the Conifex Group Real Property as a condition to forego any premium rate increase, cancellation or other potential policy change.

(r)

The Conifex Group Real Property is located adjacent to public roads or streets with adequate ingress and egress available between such roads or streets and such Conifex Group Real Property for all purposes related to the operations currently used in connection with the operation of the business thereon. All parcels of land included in the Conifex Group Real Property that purport to be contiguous are contiguous and are not separated by strips or gores. No improvements constituting a part of the Conifex Group Real Property encroach onto real property that is not part of the Conifex Group Real Property, and no improvements that are not a part of the Conifex Group Real Property encroach onto the Conifex Group Real Property.

(s)

None of the Conifex Group Real Property or any member of the Conifex Group is, or in the past three (3) years has been, a party to, or is, or in the past three (3) years has been, otherwise bound by or has been subject to any obligations or Encumbrances pursuant to, any Contract or arrangement with any Governmental Authority relating to any industrial or special bond program, payment in lieu of taxes program or fee in lieu of taxes program.

6.9	Title to Tangible Personal Property

(a)

The Conifex Group owns or leases all tangible personal property used in the Business or the operation of the Conifex Group, including, without limitation, the Conifex Group Mills (collectively, the “Conifex Group Tangible Personal Property”). The Conifex Group has good title to all such owned Conifex Group Tangible Personal Property and a valid and subsisting leasehold interest with respect to any such leased Conifex Group Tangible Personal Property. All such owned Conifex Group Tangible Personal Property is owned free and clear of all Encumbrances other than Permitted Encumbrances.

(b)

Section 6.9(b) of the Disclosure Schedule contains a true and complete list of all material Conifex Group Tangible Personal Property which a member of the Conifex Group owns, leases or rents or has any other rights in or to together with a list of all Vehicles which are owned by a member of the Conifex Group and those leased by a member of the Conifex Group. True and complete copies of all leases and instruments and other Contracts or arrangements pursuant to which a member of the Conifex Group owns, leases or rents or has any rights in or to such material Conifex Group Tangible Personal Property (the “Conifex Group Tangible Personal Property Documents”) (including all amendments thereto and all instruments in any way modifying any thereof) have been made available to the Purchaser. There are no existing defaults by any member of the Conifex Group or, to the knowledge of the Vendors, any other party under any of the Conifex Group Tangible Personal Property Documents, nor has any event occurred which, with notice or the passage of time or both, would constitute a default by a member of the Conifex Group under any of the Conifex Group Tangible Personal Property Documents.

6.10	Condition of Assets

(a)

A member of the Conifex Group, as applicable, is the owner, with good title to (i) all assets shown or reflected on the Financial Statements (except for inventory disposed of in the Ordinary Course since the date of the applicable Financial Statements or acquired by a member of the Conifex Group since such date), free and clear of all Encumbrances other than Permitted Encumbrances, and (ii) all assets, tangible and intangible, used in or reasonably necessary for use in the Business, free and clear of all Encumbrances other than Permitted Encumbrances.

(b)

Except as set forth in Section 6.10(b) of the Disclosure Schedule, all machinery and equipment owned or used by a member of the Conifex Group is operational and has been properly maintained in accordance with the past practice of the Conifex Group, which is in accordance with standard industry practice, and is in good working order for the purposes of the operation of the Business as Presently Conducted, subject to ordinary wear and tear.

(c)

All of the Conifex Group Logs and Lumber Inventory have been acquired or manufactured, sold and maintained in the Ordinary Course and are (a) merchantable or saleable in the Ordinary Course and adequate to satisfy existing contracts, purchase orders and bookings of the Business, (b) fit for their usual purpose in all material respects, and (c) recorded at the lower of cost or market in the books and records of the Conifex Group and on the Financial Statements, in each case, in accordance with IFRS or GAAP, as the case may be, applied on a consistent basis. The Conifex Group Logs and Lumber Inventory is not damaged in any material respect, obsolete or slow moving, is free of material defects.

(d)

The Business Assets, taken as a whole, are all of the material assets used in or for the conduct of the Business and are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as Presently Conducted, and constitute all of the rights, property and assets necessary to conduct the Business as Presently Conducted.

(e)

Except as disclosed in Section 6.10(e) of the Disclosure Schedule, no single capital expenditure in excess of $250,000 or capital expenditures in the aggregate in excess of $250,000 have been made or authorized by a member of the Conifex Group since December 31, 2018.

6.11	Litigation

(a)

Other than as set forth in Section 6.11(a) of the Disclosure Schedule, there are no actions, Claims, arbitrations, investigations or Proceedings pending, or, to the knowledge of the Vendors, threatened against any member of the Conifex Group, the Business or any of the Business Assets before or by any Governmental Authority or by any Person (whether or not purportedly on behalf of a member of the Conifex Group), and there have been no such Proceedings in the past three (3) years.

(b)

No member of the Conifex Group, the Business, or the Business Assets are, or in the past three (3) years have been, subject to any Order, and there are no matters under discussion with any Governmental Authority relating to any Orders.

6.12	Compliance With Laws

In the past five (5) years, each member of the Conifex Group has conducted, and is currently conducting, the Business and its operations in compliance with applicable Law in all material respects. No member of the Conifex Group has received in the past five (5) years any written or oral communication from a Governmental Authority that alleges that it is not in compliance in any material respect with all applicable Laws.

6.13	Financial Statements

(a)

The books and records of each member of the Conifex Group are true and correct in all material respects and present fairly and disclose in all material respects the financial position of such member, and all material financial transactions of each member of the Conifex Group have been accurately recorded in such books and records and, to the extent applicable, such books and records have been prepared in accordance with IFRS or GAAP, as indicated in the definition of Financial Statements, applied consistently in accordance with past practice.

(b)	The Financial Statements:

(i)	have been prepared in accordance with the combined books and records of the members of the Conifex Group;

(ii)	have been prepared in accordance with IFRS or GAAP, as indicated in the definition of Financial Statements, applied consistently in accordance with past practice;

(iii)

are true and correct and present fairly in all material respects the combined assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Conifex Group as of the dates thereof and the sales, earnings and results of operations for the periods covered thereby.

(c)	True and complete copies of the Financial Statements are attached as Section 6.13(c) to the Disclosure Schedule.

(d)

Except as disclosed in Section 6.13(d) of the Disclosure Schedule, since January 1, 2019 (i) there has been no Material Adverse Effect on the Business, the Business Assets, or the financial condition of the Conifex Group, (ii) the Business has been carried on in its Ordinary Course, and no member of the Conifex Group has entered into any transaction out of the Ordinary Course, and (iii) no dividends have been declared or paid on or in respect of the Purchased Securities or on or in respect of the securities or membership interests of any member of the Conifex Group. All dividends which to the date hereof have been declared or paid by any member of the Conifex Group have been duly and validly declared or paid.

(e)

No member of the Conifex Group has any accrued, contingent or other liabilities of any nature whatsoever except for (i) liabilities set out or reflected in the Financial Statements, (ii) liabilities that have been incurred by such member since October 1, 2019 in the Ordinary Course and which are properly reflected in the books and records of such entity, (iii) performance or obligations under contracts and commitments entered into in the Ordinary Course (but not liabilities for any breach of any such contract or commitment) or (iv) liabilities disclosed in Section 6.13(e) of the Disclosure Schedule.

(f)

No member of the Conifex Group has or will have, as of the Closing Date, any Indebtedness or accrued, contingent or other liabilities of any nature whatsoever, except as disclosed in Section 6.13(f) of the Disclosure Schedule.

(g)

No current or former director, officer, member, manager, shareholder or employee of any Vendor or any member of the Conifex Group, or any Person not dealing at arm’s length within the meaning of the Code with any such Person or with any Vendor or any member of the Conifex Group, is indebted to a member of the Conifex Group.

(h)

The system of internal controls over financial reporting of the Conifex Group is sufficient to provide reasonable assurance (i) that transactions relating to the Business are recorded as necessary to permit preparation of financial statements in accordance with IFRS, (ii) that transactions relating to the Business are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of assets of the Vendors and the Conifex Group relating to the Business. Neither Vendor nor any member of the Conifex Group have received, or otherwise have knowledge of, any complaint, allegation, assertion or Claim, whether written or oral, regarding material deficiencies in the account or auditing practices, procedures, methodologies or methods of the Conifex Group or their internal accounting controls, including any complaint, allegation, assertion or Claim that a member of the Conifex Group or any of its Affiliates have engaged in questionable accounting or auditing practices.

6.14	Employment Matters

(a)

Section 6.14(a) of the Disclosure Schedule is a true and complete list of all Conifex Group Business Employees and includes the following information for each such Conifex Group Business Employee as of the date of this Agreement:

(i)

name, job title, date of hire (including the dates of any breaks in service), status (i.e. full time, part time, temporary or on leave (including type of leave)) and exemption status under the Fair Labor Standards Act (“FLSA”);

(ii)	current annual salary or rate of pay, commission pay plan, special compensation arrangements and incentive plans; and

(iii)	total bonuses paid with respect to 2018.

(b)

Other than the Conifex Group Business Employees or as set forth in Section 6.14(a) of the Disclosure Schedule, there are no individuals providing substantial personal services to any member of the Conifex Group as an employee or independent contractor of such member. Except as disclosed in Section 6.14(b) of the Disclosure Schedule, all of the Conifex Group Business Employees are “at will” employees, and such “at will” status is recognized in the jurisdiction of employment of each such Conifex Group Business Employee.

(c)

No member of the Conifex Group is a party to or bound by any written employment Contract with any Person whomsoever (other than a form offer letter providing for at-will employment entered into in the Ordinary Course), except as disclosed in Section 6.14(c) of the Disclosure Schedule. Neither the Vendors nor any member of the Conifex Group has received any notification alleging that any Conifex Group Business Employee is in violation of and, to the Vendors’ Knowledge, no Conifex Group Business Employee is in violation of, any term of any employment agreement, non-disclosure agreement, common law non-disclosure obligation, fiduciary duty, non-competition agreement or restrictive covenant to a former employer. To the Vendors’ actual Knowledge (without inquiry), no Conifex Group Business Employee or current consultant or independent contractor of any member of the Conifex Group is a party to, or is otherwise bound by, any Contract or arrangement, including any confidentiality, non-competition, restrictive covenant or proprietary rights agreement, between such employee, officer, director, consultant or independent contractor and any other Person that in any way adversely affects or may adversely affect (i) the performance of his or her duties as an employee, officer, director, consultant or independent contractor of the Business or any member of the Conifex Group or (ii) the ability of any member of the Conifex Group to conduct the Business as Presently Conducted.

(d)

All vacation pay and accrued bonus for Conifex Group Business Employees, and accrued time off for hourly but not salaried Conifex Group Business Employees, is properly reflected in the books and accounts of the relevant member of the Conifex Group.

(e)

Since January 1, 2019, other than in the Ordinary Course or as required pursuant to the terms of an existing Contract or Conifex Group Employee Plan (and described in Section 6.14(e) of the Disclosure Schedule), there have been no material changes in the terms or conditions of employment of any Conifex Group Business Employees, including their salaries, remuneration or any other payments to them, and there have been no changes in any remuneration payable or benefits provided to any officer, director, consultant, independent contractor or agent of a member of the Conifex Group, and no member of the Conifex Group has agreed or otherwise become committed to change any of the foregoing since that date.

(f)

Other than in connection with the curtailment of Conifex Group mill owned by El Dorado, there has been no mass layoff, plant closing, or shutdown that required notice to be provided pursuant to or otherwise implicates the Worker Adjustment and Retraining Notification Act or any similar Law, whether federal, state or local. El Dorado and/or its Affiliates (as applicable) complied in all material respects with all applicable laws, including the Worker Adjustment and Retraining Notification Act or any similar Law, whether federal, state or local, in connection with the curtailment of Conifex Group mill owned by El Dorado.

(g)

Each member of the Conifex Group, as applicable, is employing all Conifex Group Business Employees in compliance with all applicable taxation, labour, immigration and employment Laws in all material respects, including all Laws and provisions thereof relating to wages, hours, equal employment opportunities, employment discrimination, whistleblowing, hiring, firing, promotion, termination of employee benefits, retaliation, immigration, disability rights, plant closure or mass layoff issues, affirmative action, leaves of absence, occupational health and safety, workers compensation and unemployment insurance, and collective bargaining. There are no Proceedings pending or, to the Vendors’ Knowledge, threatened against any member of Conifex Group before any Governmental Authority or arbitrator concerning or relating to any labour, employment or employment practices. No member of the Conifex Group is a party to, or otherwise bound by, any Order of any Governmental Authority relating to employees or employment practices involving or relating to any Conifex Group Business Employees. No member of the Conifex Group nor any of its executive officers has received at any time in the past three (3) years any written notice of intent by any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation relating to any Conifex Group Business Employees and, to the Vendors’ Knowledge, no such investigation is in progress.

(h)

Each member of the Conifex Group is and in the past three (3) years has been in compliance with all provisions of all applicable health and safety Laws in all material respects, including the Occupational Safety and Health Act or any similar Law, whether federal, state or local, and there are no outstanding Claims, unabated hazards, citations, violations, charges or Orders thereunder or Proceeding related thereto.

(i)

Each member of the Conifex Group is and in the past three (3) years has been in compliance with applicable worker’s compensation Laws in all material respects and there are not outstanding assessments, levies or penalties thereunder. There are no pending Claims against the Conifex Group under any workers’ compensation plan or policy or for long-term disability with respect to any Conifex Group Business Employees.

(j)

All Conifex Group Business Employees are properly classified as exempt or non-exempt, as the case may be, under the FLSA and any analogous state or local Laws, and all individuals whom the Conifex Group has classified as independent contractors are properly classified as independent contractors under the Code, FLSA and other federal, state and local employment and labor Laws. There are no legal Proceedings, charges, complaints or similar actions pending or, to the knowledge of the Vendors, are threatened against any member of the Conifex Group with respect to the Conifex Group Business Employees, or former employees of any member of the Conifex Group under any federal, state or local Laws affecting the employment relationship, including any Claim (whether under Law, any employment agreement or otherwise) on account of or for: (i) overtime pay, other than overtime pay for the current payroll period; (ii) wages or salaries, other than wages or salaries for the current payroll period; or (iii) vacations, sick leave, time off or pay in lieu of vacation, sick leave or time off, other than vacation, sick leave or time off (or pay in lieu thereof) for the current payroll period.

(k)	Section 6.14(k) of the Disclosure Schedule is a true and complete list of:

(i)	the names of all individual consultants and other independent contractors to the Conifex Group;

(ii)	whether the individual consultant or other independent contractor is providing services pursuant to a written consulting Contract; and

(iii)	the material terms of any Contract under clause (ii) above.

(l)	No member of the Conifex Group is a party to or bound by any Contract or commitment to pay any management or consulting fee except as disclosed in Section 6.14(l) to the Disclosure Schedule.

(m)

No member of the Conifex Group is liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course). Each member of the Conifex Group has made all required payments to the relevant unemployment compensation reserve account with the appropriate governmental departments with respect to the Conifex Group Business Employees.

6.15	Labour Matters

(a)	With respect to the Conifex Group Business Employees:

(i)

there are no collective bargaining agreements or other similar Contract with any labour union in effect, and no member of the Conifex Group has agreed to recognize any union or other collective bargaining representative; and

(ii)

no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agency (A) holds bargaining rights with respect to any Conifex Group Business Employees by way of certification, interim certification, voluntary recognition, designation or successor rights, (B) to the knowledge of the Vendors, has applied to be certified as the bargaining agent of any Conifex Group Business Employees or (C) to the knowledge of the Vendors, has applied to have any member of the Conifex Group declared a related employer or successor employer pursuant to applicable labour Laws.

(b)

There are no actual, pending or, to the knowledge of the Vendors, threatened, organizing activities of any trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent or any actual, pending or, to the knowledge of the Vendors, threatened unfair labour practice complaints, disputes, strikes, slowdowns, work stoppages, picketing, lock-outs, hand-billings, boycotts, arbitrations, grievances, complaints, charges or other labor controversies pertaining to any member of the Conifex Group, there are no facts or circumstances that would reasonably likely lead to any such labour dispute and there have not been any such activities or disputes or proceedings within the last year. There is no unfair labour practice charge or complaint, grievance or labor arbitration, pending or, to the Vendors’ knowledge, threatened, against any member of the Conifex Group before the National Labor Relations Board or any Governmental Authority or arbitrator.

6.16	Employee Benefit Matters

(a)

Section 6.16(a) of the Disclosure Schedule is a true and complete list of all employee benefit plans, programs, agreements or arrangements, including, but not limited to, pension, profit sharing, supplemental retirement, incentive, bonus, deferred compensation, incentive compensation, share purchase, share option, stock appreciation, phantom stock, stock-based, savings, profit sharing, retirement, employment, change of control, severance or termination pay, medical, hospitalization, disability, life or other insurance, vacation, salary continuation, sick pay, welfare, material fringe benefit, and other material employee benefit plans (whether written or unwritten) under which any member of the Conifex Group has any obligations, or has been established, maintained, sponsored, contributed to, or required to be contributed to by any member of the Conifex Group with respect to any employee, former employee, officer, director, retiree, independent contractor or consultant of the any member of the Conifex Group or any spouse or dependent of such individuals, or under which any member of the Conifex Group or any ERISA Affiliate has any Liability, except for statutory plans to which a member of the Conifex Group is obliged to contribute or comply or plans administered pursuant to applicable state health, worker’s compensation or employment insurance legislation (the “Conifex Group Employee Plans”).

(b)

The Vendors have delivered to the Purchaser true, complete and up-to-date copies of all Conifex Group Employee Plans and all amendments thereto together with all summary descriptions of the Conifex Group Employee Plans provided to past or present participants therein, the statement of investment policies for each plan, all funding agreements and service provider Contracts or other Contracts in respect of any Conifex Group Employee Plan in respect of which the Conifex Group may have liability (including insurance Contracts, investment management agreements, subscription and participation agreements and record keeping agreements), the three most recent annual reports (Form Series 5500 and all related schedules), actuarial reports, the financial statements and evidence of any registration in respect thereof, the most recent IRS determination or opinion letter issued with respect to each Conifex Group Employee Plan intended to be qualified or exempt under Section 401(a) or 501(c)(9) of the Code, and all non-routine correspondence to or from any Governmental Authority relating to any Conifex Group Employee Plan received or sent during the past three years. No Conifex Group Employee Plan is a Foreign Plan.

(c)

Except as expressly contemplated pursuant to this Agreement or pursuant to changes in, or as required by, applicable Laws, no promises or commitments have been made by any member of the Conifex Group to amend any Conifex Group Employee Plan.

(d)

All of the Conifex Group Employee Plans are duly registered where required by applicable Law (including registration with the relevant Taxation Authorities where such registration is required to qualify for tax exemption or other beneficial tax status) and have always been maintained and administered in compliance with their terms and all applicable Law in all material respects.

(e)

Any Conifex Group Employee Plan that constitutes a “non-qualified deferred compensation plan” subject to Code Section 409A complies in all material respects with Code Section 409A with respect to its form and operation. Except as set forth on Section 6.16(e) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of any of the other transactions contemplated in this Agreement, will result in any bonus, golden parachute, severance or other payment or obligation to any current or former Employee or director of the Conifex Group (whether or not under any Conifex Group Employee Plan), materially increase the benefits payable or provided under any Conifex Group Employee Plan, result in any acceleration of the time of payment or vesting of such benefit, or increase or accelerate employer contributions thereunder, other than with respect to the termination of any Conifex Group Employee Plan that is intended to be qualified within the meaning of Section 401(a) of the Code.

(f)

Each Conifex Group Employee Plan that is (i) intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination, opinion or advisory letter as to its qualification or (ii) a VEBA is exempt from federal income tax and nothing has occurred that could reasonably be expected to adversely affect such qualification or tax-exempt status. With respect to the Conifex Group Business Employees, and any former employees of the Conifex Group, there are no material controversies pending or, to the knowledge of the Vendors, anticipated or threatened in connection with any Conifex Group Employee Plan other than routine claims for benefits. At no time during the past six years has any member of the Conifex Group or any of their ERISA Affiliates maintained or has any liability, direct or indirect, contingent or otherwise, under or with respect to (i) an “employee pension plan” (within the meaning of Section 3(2) of ERISA) that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 or 430 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA). No Conifex Group Employee Plan provides, or reflects or represents any liability of the Conifex Group to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by Consolidated Omnibus Budget Reconciliation Act of 1985 coverage laws or other applicable Law.

(g)

All Contracts in respect of the Conifex Group Employee Plans to which a member of the Conifex Group is a party are valid and the applicable Conifex Group member can enforce such Contracts or cause such Contracts to be enforced.

(h)

All employer and employee obligations in respect of the Conifex Group Employee Plans, including, without limitation, payments, contributions and premiums required under applicable Law and their terms have been satisfied in all material respects and there are no outstanding defaults or violations in respect thereof and, in particular:

(i)	all employer and employee contribution holidays have been permitted by the terms of the Conifex Group Employee Plans and have been in accordance with applicable Law;

(ii)

except as permitted by the Conifex Group Employee Plans, their applicable funding agreements and applicable Law, there has been no withdrawal of assets or any other amounts from any of the Conifex Group Employee Plans other than proper payments of benefits to eligible beneficiaries, refunds of over-contributions to plan members and permitted payments of reasonable expenses incurred by or in respect of such Conifex Group Employee Plans; and

(iii)

all liabilities of any Conifex Group Employee Plan incurred up to and including the Closing Date and not fully funded through insurance, a trust or otherwise are properly accrued on the Financial Statements in accordance with IFRS or GAAP, as the case may be, applied consistently in accordance with past practice.

(i)

There are no actual, pending or, to the knowledge of the Vendors, threatened Claims or Proceedings with respect to the Conifex Group Employee Plans against any member of the Conifex Group, the funding agent, the insurers or the fund of such Conifex Group Employee Plans, other than Claims for benefits in the Ordinary Course.

(j)

No Order has been made or notice given pursuant to any applicable Law requiring (or proposing to require) any member of the Conifex Group to take (or refrain from taking) any action in respect of any Conifex Group Employee Plan, and no event has occurred and no condition or circumstance exists that has resulted or could reasonable result in any Conifex Group Employee Plan (i) being ordered or required to be terminated or wound-up in whole or in part, (ii) having its registration under any applicable Law refused or revoked, (iii) being placed under the administration of any trustee or any regulatory authority or (iv) being required to pay any material Taxes or penalties under any applicable Law.

(k)	All of the Conifex Group Employee Plans are fully funded in accordance with their terms and all applicable Law.

(l)

None of the Conifex Group Employee Plans require or permit a retroactive increase in premiums or payments and the level of insurance reserves, if any, under any self-insured Conifex Group Employee Plan is reasonably and sufficient to provide for all unreported Claims and incurred Losses.

(m)

Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement, either alone or in conjunction with any other event, could, directly or indirectly, result in the payment of any amount that would not be deductible by any member of the Conifex Group by reason of Section 280G of the Code or any amount that could constitute an “excess parachute payment”, as defined in Section 280G(b)(1) of the Code.

6.17	Taxes

Except as set forth in Section 6.17 of the Disclosure Schedule:

(a)

All Tax Returns of the Conifex Group (and of any predecessor or subsidiary of each member of the Conifex Group, whether or not consolidated, affiliated or combined for Tax reporting purposes), including estimated returns and reports of every kind with respect to Taxes, which are due to have been filed in accordance with applicable Law, have been duly and timely filed in each jurisdiction where such Tax Returns are required to be filed, and all such Tax Returns are correct and complete in all material respects. All Taxes due and payable of the Conifex Group (and of any predecessor or subsidiary of any member of the Conifex Group) whether or not shown on any Tax Return have been duly and timely paid. Section 6.17(a) of the Disclosure Schedule lists all income Tax Returns filed by the Conifex Group with respect to time periods beginning after December 31, 2015. The aggregate unpaid Taxes of the Conifex Group do not exceed the reserves for current Taxes. Since December 31, 2018, no member of the Conifex Group (i) has incurred any Taxes outside the ordinary course of business, (ii) surrendered any right to a Tax refund, (iii) changed an accounting method or period with respect to Taxes, (iv) filed an amended Tax Return, (v) changed or revoked any election with respect to Taxes, or (vi) made any Tax election inconsistent with past practices.

(b)	There are currently no extensions of time in effect with respect to the dates on which any Tax Returns of any member of the Conifex Group were or are due to be filed.

(c)

All deficiencies asserted in writing as a result of any examination or review of any Tax Return have been paid in full, accrued on the books of the relevant member of the Conifex Group as a current tax liability, or finally settled.

(d)

Since December 31, 2018, no Claims, deficiencies or proposed adjustments for any Taxes have been asserted in writing by any Taxation Authority or Governmental Authority. No proposals or deficiencies for any Taxes are presently being asserted or proposed in writing or, to the knowledge of the Vendors, threatened, and no audit or investigation of any Tax Return is currently being conducted, is pending or, to the knowledge of the Vendors, is threatened against any member of the Conifex Group (or against any predecessor or subsidiary of any member of the Conifex Group).

(e)

There are no outstanding waivers or agreements by any member of the Conifex Group (or by any predecessor or subsidiary of any member of the Conifex Group, whether or not consolidated, affiliated or combined for Tax reporting purposes) for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any outstanding waivers of the statute of limitations in respect of Taxes for which a member of the Conifex Group may have any liability or any requests for rulings, outstanding subpoenas, requests for information, notices of proposed reassessment of any property owned or leased by a member of the Conifex Group or any other matter pending between a member of the Conifex Group and any Taxation Authority. No Conifex Group member has commenced a voluntary disclosure proceeding that has not been fully resolved or settled.

(f)

Other than Encumbrances for Taxes not yet due and payable, there are no Encumbrances for Taxes upon any property or assets of any member of the Conifex Group, nor are there any Encumbrances which are pending, or to the Vendors’ knowledge, threatened.

(g)

No rulings or requests for administrative relief, technical advice, or other requests have been issued by any Taxation Authority with respect to any member of the Conifex Group (or any predecessor or subsidiary of any member of the Conifex Group, whether or not consolidated, affiliated or combined for Tax reporting purposes). There are no outstanding requests from any Taxation Authority with respect to any member of the Conifex Group (or any predecessor or subsidiary of any member of the Conifex Group, whether or not consolidated, affiliated or combined for Tax reporting purposes). No power of attorney granted by a Conifex Group Member with respect to any Taxes is currently in force.

(h)

No assets of any member of the Conifex Group or of any “related person,” as that term is defined in Code section 144(a)(3) (or section 103(b)(6)(C) of the Internal Revenue Code of 1954, as amended (the “1954 IRC”)), whether owned or leased pursuant to a capital lease, have been financed by private activity bonds within the meaning of Code section 141 (or industrial development bonds within the meaning of 1954 IRC section 103(b)), and no member of the Conifex Group nor any related person is a “principal user,” as that term is used in the context of IRC section 144(a) (or 1954 IRC section 103(b)), of any building which has been so financed.

(i)

No member of the Conifex Group (nor any predecessor or subsidiary of any such member) is a party to or bound by (or, prior to closing, except as contemplated by this Agreement, will become a party to or bound by) any Tax indemnity, Tax sharing or Tax allocation agreement or arrangement. No member of the Conifex Group is liable for Taxes of any other Person as a result of successor liability, transferee liability, joint or several liability, or otherwise. No member of the Conifex Group is a party to any Tax sharing agreement.

(j)

No member of the Conifex Group (nor any predecessor or subsidiary of any member of the Conifex Group, whether or not consolidated, affiliated or combined for Tax reporting purposes) has executed any closing agreement pursuant to Code section 7121 or any predecessor provision thereof, or any similar provision of state or local Law.

(k)

No Claim has been made in the last three (3) years, by any Governmental Authority in a jurisdiction where any member of the Conifex Group does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction.

(l)

No member of the Conifex Group (nor any predecessor or subsidiary of any member of the Conifex Group, whether or not consolidated, affiliated or combined for Tax reporting purposes) has in the past three (3) years agreed to any adjustments pursuant to Code section 481(a) or any similar provision of state or local Law by reason of a change in accounting method, and no application requesting permission for any change in accounting method by any member of the Conifex Group (or any predecessor or subsidiary of any such member) is pending with any Taxation Authority.

(m)

Each member of the Conifex Group (and any predecessor or subsidiary of any member of the Conifex Group, whether or not consolidated, affiliated or combined for Tax reporting purposes) has withheld and timely paid all Taxes required to have been withheld and paid in connection with any amounts owing to any employee, independent contractor, creditor, stockholder, nonresident, agent, or other third party and with respect to all sales, use, ad valorem, and value added Taxes. All Tax Returns with respect thereto have been properly completed and timely filed.

(n)

No member of the Conifex Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in method of accounting made prior to the Closing Date, (ii) any agreement with a Governmental Authority, including a closing agreement (or any similar agreement under state, local, or non-U.S. Law) entered into prior to the Closing Date, (iii) an installment sale or other disposition prior to the Closing Date, (iv) any prepaid item received or paid or deferred revenue realized on or prior to the Closing Date, (v) an election under Code section 108(i) or Code Section 965(h) made prior to the Closing Date, (vi) a transaction occurring on or before the Closing reported as an open transaction, (vii) any intercompany transactions or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law), or (viii) any “long-term contracts” that are subject to a method of accounting provided in Section 460 of the Code or any deferred income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulation Section 1.451-5, Section 455 of the Code, or Section 456 of the Code (or any corresponding provision of state or local Law). No member of the Conifex Group currently uses the cash method of accounting.

(o)

Since December 31, 2015, no member of the Conifex Group (nor any predecessor or subsidiary of a member of the Conifex Group, whether or not consolidated, affiliated or combined for Tax reporting purposes) has engaged in, or been a party to, a transaction intended to be governed in whole or in part by Code section 355 or Code section 361.

(p)	No member of the Conifex Group is (and none has ever been) a “United States real property holding corporation” within the meaning of Code Section 897(c).

(q)

No Conifex Group member owns an interest in (i) a “specified foreign corporation” within the meaning of Section 965 of the Code, or (ii) a “passive foreign investment corporation” within the meaning of Section 1297 of the Code.

(r)	No Conifex Group member engages in (or has engaged) in a trade or business in a country other than the country in which it is incorporated or otherwise organized.

(s)

Each of the Conifex Holdco Subsidiaries is (and has been for its entire existence) treated as a “disregarded entity” for all Tax purposes (including for U.S. federal income Tax purposes pursuant to Treasury Regulation Section 301.7701-3(b)(1)(ii))

and no election has been made (or is pending) to change such treatment. None of the Conifex Holdco Subsidiaries is required to, or has elected to, pay any income Taxes (including any income Taxes of its owner (direct or indirect)) (whether directly, as a result of electing to file composite returns, by means of withholding, or otherwise), and no Conifex Holdco Subsidiary has an obligation to make a distribution to any member or owner (or former member or owner) that will survive the Closing.

(t)

No member of the Conifex Group has ever been a member of any Affiliated Group except an Affiliated Group the common parent of which are the Vendors. The El Dorado Shares do not constitute “loss shares” for purposes of Treasury Regulations Section 1.1502-36 and El Dorado shall not be required to reduce any Tax attribute (as set forth in Treasury Regulation Section 1.1502-36(d)(4)) as a result of the application of Treasury Regulation Section 1.1502-36. At all times since its formation, El Dorado has been a C Corporation for all Tax purposes (including for U.S. federal income tax purposes) and has at all times been a part of the Affiliated Group the common parent of which are the Vendors. No election has been made (or is pending) to change such treatment

(u)	No Conifex Group member is subject to a Tax holiday or Tax incentive or grant in any jurisdiction.

(v)	No Conifex Group member is or has been a party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code or Treasury Regulations Section 1.6011-4(b)(1).

(w)	Neither Vendor is a foreign person within the meaning of Treasury Regulation Section 1.1445-2(b).

6.18	Insurance

(a)

Section 6.18(a) of the Disclosure Schedule is a true and complete list of all insurance policies including, without limitation, the Remediation Policy (the “Insurance Policies”) maintained by each member of the Conifex Group, the Vendors or Conifex for any member of the Conifex Group, together with the insurer, the amount of the coverage, the type of insurance, the policy number, any pending Claims thereunder, and copies of loss runs with respect to each insurance policy for the prior three (3) years. All such policies have been made available to the Purchaser, are in full force and effect, are sufficient for compliance by each member of the Conifex Group with all applicable Laws (including without limitation the Permits) and all Conifex Group Material Contracts, and are of the types and in such amounts as customarily carried by Persons engaged in the same or similar businesses as the Business.

(b)

All Insurance Policies are in full force and effect in accordance with their terms for the benefit of the members of the Conifex Group. No member of the Conifex Group has received written notice of default under any of the Insurance Policies or notice of any pending or threatened termination or cancellation, coverage limitation or reduction or rejection of any claim with respect to any such policy, nor, to the Vendors’ knowledge, is there any event or circumstance which would, individually or in the aggregate, reasonably likely result in the foregoing.

6.19	Permits and Industry Certifications

(a)

The Conifex Group, as applicable, currently holds all licenses, franchises, permits, approvals, authorizations, exemptions, certificates, registrations, timber tenures and similar documents or instruments or other authorizations issued or provided by Governmental Authorities or other Persons under applicable Laws that are necessary for it to own, lease, develop or operate its assets or conduct the Business and the operations of the Conifex Group as Presently Conducted (collectively, the “Conifex Group Permits”), all of which are in full force and effect.

(b)

Section 6.19(b) of the Disclosure Schedule sets forth a true and complete list of all material Conifex Group Permits currently held by any member of the Conifex Group, the issue date, the expiration date, the amount of any bond or other collateral posted with respect to such Conifex Group Permit, except Conifex Group Environmental Permits which are set forth in Section 6.20(f) of the Disclosure Schedule. The applicable member of the Conifex Group has timely submitted or filed all documents or filings required for the renewal of any material Conifex Group Permits.

(c)	Except as disclosed in Section 6.4(b) of the Disclosure Schedule, no Conifex Group Permit requires the consent of any other party thereto to the transactions contemplated by this Agreement.

(d)	Each member of the Conifex Group is in compliance in all material respects with the terms and conditions of all such Conifex Group Permits applicable to it.

(e)

No member of the Conifex Group has received notice of any claimed or purported default under any Conifex Group Permit that remains pending and uncured; and there are no Proceedings pending, or, to the knowledge of the Vendors, threatened, to cancel, modify or change any such Conifex Group Permit; and no event has occurred that, with notice, lapse of time or both, would reasonably likely be expected to result in any revocation, amendment, suspension, termination, or limitation of any Conifex Group Permit.

(f)

Each Vendor (a) has complied in all material respects with all certifications, approvals and other authorizations listed in Section 6.19(f) of the Disclosure Schedule (the “Industry Certifications”), (b) has not taken or permitted any action that would reasonably likely be expected to cause any of the Industry Certifications to be terminated, and (c) has not received any written notice that any Industry Certification will be revoked, suspended, modified or will not be renewed. To Vendors’ knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would likely result in the revocation or variation in any material respect of any Industry Certification.

6.20	Environmental Matters

(a)

Except as disclosed in Section 6.20(a) of the Disclosure Schedule, the Conifex Group is, and has at all times been, in compliance in all material respects with Environmental Laws and all Conifex Group Environmental Permits, and there are and have been no conditions, circumstances or occurrences that, with notice or lapse of time or both, could reasonably be expected to result in a failure to be in compliance in any material respect with any Environmental Laws and Conifex Group Environmental Permits.

(b)

Except as disclosed in Section 6.20(b) of the Disclosure Schedule, no member of the Conifex Group has received any written or oral notice, report, Order, demand, request for information, citation, summons, complaint, notice of breach, directive or other communication, nor been prosecuted for an offence alleging, non-compliance with any Environmental Laws, and no member of the Conifex Group has reached a settlement of any allegation of non-compliance short of a final judgment by any applicable court or administrative law judge. Except as disclosed in Section 6.20(b) of the Disclosure Schedule, the Conifex Group is not required to undertake any material work, repairs, construction or capital expenditures with respect to the operations, the Business or the Conifex Group Real Property in order to comply with Conifex Group Environmental Permits or Environmental Laws, nor have they received notice of any of the same. The Conifex Group and the Conifex Group Real Property are not, and have not in the past five (5) years been, subject to any Proceeding by a Governmental Authority or any other Person related to any Environmental Laws or the presence, exposure or Release of Hazardous Substances at any Conifex Group Real Property or any other real property, nor has any member of the Conifex Group been threatened with such a Proceeding.

(c)

Except as disclosed in Section 6.20(c) of the Disclosure Schedules, no member of the Conifex Group has caused or permitted, nor do the Vendors have any knowledge of, the Release of any Hazardous Substance at, on or under the Conifex Group Mills or the Conifex Group Real Property (or any property owned or operated by any member of the Conifex Group in the past five (5) years) or the release of any Hazardous Substance off-site of the Conifex Group Real Property (or any property owned or operated by any member of the Conifex Group in the past five (5) years), except in compliance in all material respects with Environmental Laws. In the past five (5) years, no member of the Conifex Group has owned, leased, used, occupied, operated, or provided any services at any property or facility which is or has been contaminated by any Hazardous Substance.

(d)

Except as disclosed in Section 6.20(d) of the Disclosure Schedule, no member of the Conifex Group, nor, to the Vendors’ knowledge, any other Person, has used the Conifex Group Mill, the Conifex Group Real Property or any of the current or former facilities or assets of the Conifex Group, or permitted them to be used to generate, manufacture, refine, treat, transport, store, handle, dispose, arrange, distribute, transfer, produce, expose any Person to, or process Hazardous Substances except in compliance in all material respects with all Environmental Laws. None of the Conifex Group Real Property has been used for or been designated as a waste disposal site or listed or proposed for listing on the National Priorities List or the Comprehensive Response, Compensation and Liability Information System or any analogous foreign, federal, state or local list.

(e)

Except as disclosed in Section 6.20(e) of the Disclosure Schedule, no member of the Conifex Group has received any written or oral notice or Claim indicating that either such member is potentially liable as a result of the Release by any Person of any Hazardous Substances at the Conifex Group Real Property or any property formerly owned, leased, used, occupied, or operated by the Conifex Group, or at which the Conifex Group has provided any services.

(f)

Section 6.20(f) of the Disclosure Schedule contains a true and complete list of all licenses, franchises, permits, approvals, authorizations, exemptions, certificates, registrations, and similar documents or instruments or other authorizations issued or provided by Governmental Authorities or other Persons under applicable Laws which are required under applicable Environmental Laws for the Business and the operation of the Conifex Group as Presently Conducted (collectively, “Conifex Group Environmental Permits”), together with the issue date, the expiration date, and the amount of any bond or other collateral posted with respect to such Conifex Group Environmental Permit, which such Conifex Group Environmental Permits are in full force and effect.

(g)

Except as disclosed in Section 6.4(b) of the Disclosure Schedule, the Closing of the transactions contemplated by this Agreement shall not violate any term or provision of any Conifex Group Environmental Permit or require the consent of any other party thereto. Neither this Agreement nor the consummation of the transactions contemplated hereby or thereby will result in any obligations for site investigation or cleanup, or consent of any Governmental Authority or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws.

(h)

No member of the Conifex Group is in violation of any Conifex Group Environmental Permit in any material respect, and neither Vendor nor any member of the Conifex Group has received any notice, written or oral, alleging such violation or any noncompliance with any such Conifex Group Environmental Permit.

(i)

Section 6.20(i) of the Disclosure Schedule is a true and complete list of all environmental audits, investigations, evaluations, assessments, studies, reports, site assessments and other environmental studies and reports in respect of the Business and operations of the Conifex Group or the Conifex Group Real Property (the “Conifex Group Environmental Reports”) that are within the control or possession of the Vendors, any of their Affiliates, or any member of the Conifex Group. The Vendors have delivered to the Purchaser true and complete copies of all (i) Conifex Group Environmental Reports, (ii) any insurance policies issued at any time that may provide coverage for environmental matters, and (iii) correspondence, notices or other materials related to Conifex Group Environmental Reports received by the Vendors, any of their Affiliates, or any member of the Conifex Group from any Governmental Authority or other Person.

(j)	There is no contamination of the soil or the groundwater at, on or under the Conifex Group Real Property that would adversely affect the Conifex Group or the Business.

(k)

Except as disclosed in the Conifex Group Environmental Reports, none of the following exists or has existed at any real property or facility owned, leased, used, occupied, or operated by the Conifex Group in the past five (5) years (including, the Conifex Group Real Property), or at which the Conifex Group has provided any services in the past five (5) years: (i) underground storage tanks; (ii) lead-based paint; (iii) toxic mold; (iv) groundwater monitoring wells, drinking water wells, or production water wells; (v) landfills, surface impoundments, septic tanks, pits, sumps, lagoons, or disposal areas; (vi) materials or media containing per- and polyfluoroalkyl substances; or (vii) wetlands or areas subject to any Environmental Laws related to wetlands.

(l)	No member of the Conifex Group or, to Vendors’ Knowledge, any predecessors in title to the Conifex Group Real Property are potentially responsible for any remedial action under any Environmental Laws.

(m)

No member of the Conifex Group has agreed to indemnify any other Person with respect to, any liability under any Environmental Law related to the presence, exposure to, Release, or threatened Release of any Hazardous Substances.

6.21	Intellectual Property and Information Systems

(a)

The members of the Conifex Group are the sole and exclusive owners of, or are licensed pursuant to a legally enforceable Contract with respect to, any and all Intellectual Property that is necessary for the conduct of the Business and the operations of the Conifex Group as Presently Conducted. Such Intellectual Property (excluding Third Party Intellectual Property) is owned by the members of the Conifex Group, as applicable, free and clear of all Encumbrances or other restrictions of any kind other than Permitted Encumbrances. No member of the Conifex Group owns (i) any material unregistered trademarks, registered trademarks, copyright applications or registrations or, except as set forth in Section 6.21(a) of the Disclosure Schedule, Internet domain name registrations or (ii) has any Contracts under which a member of the Conifex Group uses or has the right to use any material Third Party Intellectual Property, other than (x) software, databases and related documentation which are generally available for purchase or license on a non-custom basis, whether on premises or software as a service, (y) rights to use firmware embedded in equipment used in the Business, and (z) customer specifications and other customer materials made available to a member of the Conifex Group in connection with the purchase of the products of the Business by such customer. No Intellectual Property used in the Business or by any member of the Conifex Group is owned by any Affiliate of any Vendor or member of the Conifex Group. No member of the Conifex Group has infringed upon any Intellectual Property of any other Person, and there is no pending or, to the Vendors’ knowledge, threatened Claims against any member of the Conifex Group with respect to any such infringement. No member of the Conifex Group has any liability or obligation under any Contract or other arrangement for the payment of any royalties or other amounts to any Person with respect to the license or use of such Person’s Intellectual Property.

(b)

The Conifex Group’s information systems are operational and immediately following the Closing will operate in a manner consistent with past operations, and each member of the Conifex Group has taken reasonable steps and implemented reasonable procedures designed to ensure that the information systems are free from viruses and other contaminants in all material respects, including the use of commercially reasonable antivirus software. The information systems have reasonable security, back-ups and disaster recovery arrangements in place. There has been no (i) data security breach of any information systems or networks utilized in operations of the Business, or (ii) loss, or unauthorized access, use, breach or disclosure of any information (including Personal Information) used, stored or controlled by or on behalf of the Conifex Group or the Business. There has been no unauthorized disclosure of Personal Information, electronic communications or customer records by any member of the Conifex Group to any third party.

6.22	Privacy Laws

(a)

The collection, use and retention of the Personal Information by the members of the Conifex Group, the disclosure or transfer of the Personal Information by such members to any third parties and transfer of the Personal Information by such members to the Purchaser as part of the Purchaser’s due diligence and as contemplated by this Agreement or any ancillary agreement complies with all Privacy Laws and is consistent with the Privacy Policies. The Conifex Group complies, and in the past three (3) years has complied, in all material respects with all applicable Privacy Laws relating to the transfer of Personal Information.

(b)

There are no restrictions with respect to the Conifex Group’s collection, use, disclosure and retention of the Personal Information except as provided by Privacy Laws and the Privacy Policies and contractual confidentiality obligations entered into in the Ordinary Course.

(c)

There are no Claims pending, ongoing, or to the Vendors’ knowledge, threatened, with respect to any member of the Conifex Group’s collection, use, disclosure or retention of the Personal Information. The Conifex Group has taken all steps reasonably necessary and appropriate to protect the integrity and security of its computer systems and the information stored therein (including Personal Information, trade secrets, and other confidential information owned, collected, protected, or maintained by each member of the Conifex Group) from misuse or unauthorized use, access, disclosure, or modification by third parties.

(d)

There have been no failures, crashes, security breaches, or other adverse events or incidents related to Personal Information affecting any member of the Conifex Group or the Business which (i) have caused a material disruption to the Business or (ii) have caused the unauthorized disclosure of Personal Information and would require notification of individuals, law enforcement, or any Governmental Authority or any remedial action under any applicable Contract or Privacy Laws.

(e)

No Vendor nor any member of the Conifex Group has received any subpoenas, demands, or other written notices or allegations from any Governmental Authority investigating, inquiring into, nor otherwise relating to any actual or potential material violation of any Privacy Law, and no Vendor nor any member of the Conifex Group is under investigation by any Governmental Authority for any actual or potential material violation of any Privacy Law. No decision, judgment or Order, whether statutory or otherwise, is pending or has been made, and no notice has been given pursuant to any Privacy Laws, requiring any member of the Conifex Group to take (or to refrain from taking) any action with respect to the Personal Information.

(f)	Set out, described or cross-referenced in Section 6.22(f) of the Disclosure Schedule are the following in respect of the Personal Information:

(i)	all Privacy Policies;

(ii)	copies of all privacy audits conducted by or on behalf of the Conifex Group; and

(iii)	a list of all jurisdictions in which the Conifex Group collects, stores and uses Personal Information.

6.23	No Canadian Assets

For purposes of section 110(3) of the Competition Act (Canada), the aggregate value of all assets in Canada of the Conifex Group and the annual gross revenues from sales in and from Canada generated from all such assets measured in accordance with the Competition Act (Canada) is, in both cases, zero.

6.24	Customers, Suppliers and Harvesting

(a)

The Vendors have not received any written or oral notice that any of the Conifex Group’s top 10 “end” customers (each, a “Major Customer”) have ceased, or intends to cease, to use the goods of the Business or to otherwise terminate or materially reduce its relationship with the Business. The list of such top 10 “end” customers is disclosed in Section 6.24(a) of the Disclosure Schedule.

(b)

Section 6.24(b) of the Disclosure Schedule sets forth with respect to the Business each wood supplier to whom any member of the Conifex Group has paid consideration for goods or services rendered in an amount greater than or equal to $500,000 for each of the two (2) most recent fiscal years and each other supplier to whom any member of the Conifex Group has paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for the period of November 1, 2018 through October 31, 2019 (each, a “Major Supplier”). Except as set forth in Section 6.24(b) of the Disclosure Schedule, none of the Vendors or any member of the Conifex Group has received any written or oral notice that any such supplier has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

(c)

Caddo River is (i) qualified by the U.S. Forest Service to actively bid (and harvest) timber from the Ouachita National Forest; and (ii) entitled to all benefits thereunder resulting from compliance with or qualification under the foregoing.

6.25	Anti-Corruption

No Vendor, nor any of the members of the Conifex Group, nor any of their respective directors, officers, members, agents, employees, managers, or any other Person acting for or on their behalf has, directly or indirectly: (a) offered, given, made, accepted or received anything of value, including any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any official of a Governmental Authority, any political party or official thereof or any candidate for political office, any customer or member of any Governmental Authority, or any other Person who is acting in a regulatory or quasi-regulatory capacity but excluding customers and suppliers, regardless of form, whether in money, property or services: (i) to influence any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (ii) to obtain favourable treatment in securing business; (iii) to pay for favourable treatment for business secured; (iv) to obtain concessions or for special concessions already obtained, for or in respect of the Vendors or a member of the Conifex Group; (v) to take any action or exercise any function improperly or for an improper purpose; or (vi) in violation of any Law; (b) established or maintained any fund or asset that has not been recorded in the books and records; or (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

6.26	Solvency

Immediately giving effect to the transactions contemplated by this Agreement, the Vendors and their Affiliates (excluding the Conifex Group) shall have adequate capital to and otherwise be able to pay its debts as they become due and shall own property which has fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities).

6.27	Product Warranties

All products manufactured, sold or delivered by a member of the Conifex Group have been in conformity in all material respects with all applicable contractual commitments and applicable Law and all express and implied warranties applicable thereto, and no member of the Conifex Group has any material liability for replacement thereof or other material damages in connection therewith in excess of any warranty reserve specifically established with respect thereto and included on the face of the Financial Statements. Neither of the Vendors nor any member of the Conifex Group has been notified in writing of any claims for any material product returns, warranty obligations or product services relating to any of the products or services of the Conifex Group. No member of the Conifex Group has currently or in the past has had any product recalls with respect to its products.

6.28	Accounts Receivable

Except as set forth in Section 6.28 of the Disclosure Schedule, all Accounts Receivable reflected in the Financial Statements or arising after the date of the Financial Statements and before the Closing Date have arisen from bona fide transactions involving the sale of goods in the Ordinary Course, have been collected or are (or will be) current and collectible in amounts not less than the aggregate amount thereof (net of reserves established in the Ordinary Course and reflected on the face of the Financial Statements or the books and records of the Conifex Group, as applicable) carried (or to be carried) on the books and record of the Conifex Group, and are not subject to any counterclaims or set-offs. The reserves for bad debt on the books and records of the Conifex Group and in the Financial Statements have been taken and determined in accordance with IFRS or GAAP, as the case may be, consistently applied.

6.29	Absence of Certain Changes and Events

(a)

Except as set forth in Section 6.29(a) of the Disclosure Schedule, since September 30, 2019, there has been no event or change in the business, operations, assets, liabilities, conditions (financial or otherwise) or results of operations of the Business that, individually or in the aggregate, has had or reasonably likely to have a Material Adverse Effect.

(b)

Except as set forth in Section 6.29(b) of the Disclosure Schedule (or in any other section of the Disclosure Schedule to the extent that the relevance of any such disclosure to any subsection of this Section 6.29(b) is apparent on its face), since January 1, 2019, neither the Vendors nor any member of the Conifex Group has:

(i)

failed to conduct or carry on the Business (other than the El Dorado Business to the extent curtailed) in the Ordinary Course, or failed to use commercially reasonable efforts to preserve intact the Business and all Business Assets (including the Conifex Group Mills, reasonable wear and tear excepted, and including the conduct of all scheduled and unscheduled maintenance work in the Ordinary Course or as necessary to keep all of the Business Assets, including the Conifex Group Mills, operating in substantially the same condition as they are currently operating, whether the costs of such work are expensed or capitalized);

(ii)

failed to use commercially reasonable efforts in the Ordinary Course to maintain the Conifex Group Logs and Lumber Inventory and other consumables of the Business at reasonable levels for the conduct of the Business consistent with past practice (other than the El Dorado Business to the extent curtailed);

(iii)	changed its credit practices as regards the sale of Conifex Group Logs and Lumber Inventory;

(iv)	purchased, sold, leased, licensed, mortgaged, pledged or otherwise acquired or disposed of any properties, rights or assets of or in connection with the Business, except for Conifex Group Logs and Lumber Inventory purchased, sold or otherwise disposed of in the Ordinary Course;

(v)	entered into, or become obligated under, any lease, contract, agreement or commitment with respect to the Business entered into other than in the Ordinary Course;

(vi)

entered into any agreement or commitment with any Affiliate of any member of the Conifex Group other than in the Ordinary Course and terminable without payment or penalty by such member of the Conifex Group at any time;

(vii)

granted any Encumbrance, or permitted or suffered to exist any Encumbrance, on any Purchased Security or, other than a Permitted Encumbrance, on any asset of any member of the Conifex Group, or canceled any material debts or waived any material Claims or rights pertaining to the Business or any member of the Conifex Group;

(viii)

changed, amended or otherwise modified any accounting practice or policy of any member of the Conifex Group, or with respect to the Business, except as required by Law or by changes in IFRS required to be adopted by the applicable member of the Conifex Group;

(ix)

made, revoked or changed any Tax election or method of Tax accounting or Tax accounting period, filed an amended Tax Return or a Claim for refund of Taxes, entered into any ruling request, closing agreement, or similar agreement with respect to Taxes, settled or compromised any liability with respect to Taxes, consented to any Claim or assessment relating to Taxes, waived or extended the statute of limitations for any such Claim or assessment, entered into any agreement with any Governmental Authority with respect to any Tax or Tax Returns, surrendered a right to a Tax refund, or taken any action that could result in one of the Conifex Holdco Subsidiaries ceasing to be a “disregarded entity” for Tax purposes;

(x)

changed the terms or conditions of employment of any Conifex Group Business Employees, including their salaries, remuneration or any other payments to them or any remuneration payable or benefits provided to any officer, director, consultant, independent or dependent contractor or agent of any member of the Conifex Group other than in the Ordinary Course, or amended any Conifex Group Employee Plan other than as required by applicable Law, or agreed or otherwise committed to change any of the foregoing;

(xi)	hired any new employee for any member of the Conifex Group, except in the Ordinary Course;

(xii)

entered into, materially changed, amended or otherwise modified, or terminated any Conifex Group Material Contract, other than any expiration of any Conifex Group Material Contract pursuant to its terms;

(xiii)

failed to maintain the books, records and accounts of each member of the Conifex Group in the Ordinary Course, or failed to record all transactions accurately, on a basis consistent with past practice, and in accordance with applicable Laws;

(xiv)	amended or modified the constating or organizational documents of any member of the Conifex Group;

(xv)	entered into any agreement of merger, consolidation, reorganization, recapitalization, or similar transaction;

(xvi)	issued, sold, transferred or redeemed any equity securities of any member of the Conifex Group or securities convertible into or exchangeable for equity securities of any member of the Conifex Group;

(xvii)	made or committed to any capital expenditure in excess of $250,000, or failed to make any scheduled capital expenditure contemplated by its then current capital expenditure plan;

(xviii)	accelerated Accounts Receivable or delayed Accounts Payable of any member of the Conifex Group, other than in the Ordinary Course;

(xix)	incurred any Indebtedness, other than in the Ordinary Course;

(xx)	settled any Claim or Proceeding, other than those involving solely money damages paid in full that do not have an adverse effect on the Conifex Group or the Business; and

(xxi)	agreed or committed to do or otherwise take any of the foregoing.

6.30	Credit Agreement

Each of Conifex, the Vendors and the Conifex Group are either: (i) primary obligors or (ii) guarantors of the primary obligors, of all of the obligations (including all debts) payable to the lenders under, and pursuant to the terms of, the Credit Agreement.

SCHEDULE “B”

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Vendors as of the date of this Agreement and as of the Closing Date as follows:

7.1	Due Formation

The Purchaser is a corporation and in good standing under the Laws of the State of Delaware.

7.2	Authority

(a)	The Purchaser has the power and authority to enter into, and perform its obligations under, this Agreement and each Transaction Document to which it is a party.

(b)

The Purchaser has taken all requisite corporate action to authorize its execution and delivery of this Agreement and each Transaction Document to which it is a party and the performance of its obligations under this Agreement and each Transaction Document to which it is a party; and this Agreement has been, and at the Closing each Transaction Document to which it is a party will be, duly executed and delivered by the Purchaser, and this Agreement is and at the Closing each Transaction Document to which it is a party will be binding upon, and enforceable against, the Purchaser in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity.)

7.3	No Violations

(a)

The execution, delivery or performance of this Agreement and each Transaction Document by the Purchaser does not and will not, after the giving of notice, or the lapse of time, or otherwise: violate, conflict with, result in a breach of, or constitute a default under, the organizational documents of the Purchaser, or any applicable Law or any material Contract, agreement, commitment or plan to which the Purchaser is a party.

(b)

The execution and delivery by the Purchaser of this Agreement and each Transaction Document does not, and the performance by the Purchaser of its obligations hereunder and thereunder will not, require the Purchaser to obtain any consent, Order, approval, authorization or other action of, or make any filing with or give any notice to, any Governmental Authority, except as contemplated hereunder.

7.4	Brokers

Except for any fee that will be paid by the Purchaser or its Affiliates to its external financial advisor, there is no Person acting on behalf of, or representing, the Purchaser or any of its Affiliates as broker, finder, investment banker, financial advisor or in any similar capacity who will be entitled to any fee in connection with the transactions contemplated hereby.

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7.5	Litigation

There are no Proceedings pending against the Purchaser or any of its assets or properties at law or in equity, before or by any Governmental Authority, or by any other Person, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Purchaser’s ability to consummate the transactions contemplated under this Agreement, excluding any such Proceedings by or in the right of Conifex, its Affiliates or its shareholders.

7.6	Financial Ability

The Purchaser will have, as of the Closing, sufficient funds to enable the Purchaser to consummate the transactions contemplated by this Agreement and to satisfy its obligations hereunder, including payment of the Purchase Price and fees and expenses owed by the Purchaser relating to the transactions contemplated by this Agreement. The Purchaser acknowledges and agrees that its obligations hereunder are not subject to any conditions regarding the Purchaser’s or any other Person’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement.

7.7	Anti-Corruption and Money Laundering

Neither the Purchaser, nor any of its respective directors, officers, members, agents, employees managers, or any other Person acting for or on its behalf has, directly or indirectly to the knowledge of the Purchaser, violated any applicable Laws related to money laundering or government guidance regarding anti-money laundering and international anti-money laundering principles or procedures of an intergovernmental group or organization and any executive order, directive or regulation under the authority of any of the foregoing, or any Orders or licenses issued thereunder, in each case to which the Purchaser is subject and which would materially and adversely affect the Purchaser’s ability to consummate the transactions contemplated hereby.

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